Exhibit 1

Sun Life Financial Inc.

Consolidated Financial Statements

 December 31, 2003

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FINANCIAL REPORTING RESPONSIBILITIES

Financial Reporting Responsibilities

Management is responsible for preparing the consolidated financial statements. This responsibility includes selecting appropriate accounting policies and making estimates and other judgements consistent with Canadian generally accepted accounting principles including the requirements of the Office of the Superintendent of Financial Institutions Canada. It also includes ensuring the use of appropriate accounting policies and estimates in the disclosure of the information which was prepared following accounting principles generally accepted in the United States of America. The financial information presented elsewhere in the annual report to shareholders is consistent with these statements.

The Board of Directors (Board) oversees management’s responsibilities for financial reporting. An Audit Committee of non-management directors is appointed by the Board to review the financial statements and report to the directors prior to their approval of the financial statements for issuance to shareholders.

Management is also responsible for maintaining systems of internal control that provide reasonable assurance that financial information is reliable, that all financial transactions are properly authorized, that assets are safeguarded, and that Sun Life Financial Inc. and its subsidiaries, collectively referred to as “the Company”, adhere to legislative and regulatory requirements. These systems include the communication of policies and the Company’s Code of Business Conduct throughout the organization. Internal controls are reviewed and evaluated by the Company’s internal auditors.

The Audit Committee also conducts such review and inquiry of management and the internal and external auditors as it deems necessary towards establishing that the Company is employing appropriate systems of internal control, is adhering to legislative and regulatory requirements and is applying the Company’s Code of Business Conduct. Both the internal and external auditors and the Appointed Actuary have full and unrestricted access to the Audit Committee, with and without the presence of management.

The Office of the Superintendent of Financial Institutions Canada conducts periodic examinations of the Company. These examinations are designed to evaluate compliance with provisions of the Insurance Companies Act of Canada and to ensure that the interests of policyholders, depositors and the public are safeguarded. The Company’s foreign operations and foreign subsidiaries are examined by regulators in their local jurisdictions.

The Appointed Actuary, who is a member of management, is appointed by the Board to discharge the various actuarial responsibilities required under the Insurance Companies Act of Canada, and conducts the valuation of the Company’s actuarial liabilities. The role of the Appointed Actuary is described in more detail in Note 11 on page 28. The report of the Appointed Actuary appears on page 50.

The Company’s external auditors, Deloitte & Touche LLP, Chartered Accountants, conduct an independent examination of the financial statements and meet separately with both management and the Audit Committee to discuss the results of their examination. The auditors’ report to the shareholders appears on page 50.

Donald A. Stewart
Chief Executive Officer

Paul W. Derksen
Executive Vice-President and Chief Financial Officer

Toronto, February 12, 2004

Sun Life Financial Inc.

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Operations

YEARS ENDED DECEMBER 31 (in millions of Canadian dollars, except for per share amounts)

	2003	2002	2001

REVENUE
Premium income:
Annuities	$4,805	$7,402	$4,196
Life insurance	6,325	5,403	3,759
Health insurance	2,413	2,070	1,482

	13,543	14,875	9,437

Net investment income (Note 8)	5,703	5,131	4,162
Fee income	2,810	3,095	3,216

	22,056	23,101	16,815

POLICY BENEFITS AND EXPENSES
Payments to policyholders, beneficiaries and depositors:
Maturities and surrenders	6,050	5,476	2,610
Annuity payments	1,567	1,486	952
Death and disability benefits	2,488	2,067	1,196
Health benefits	1,696	1,573	1,162
Policyholder dividends and interest on claims and deposits	1,011	1,086	960

	12,812	11,688	6,880

Net transfers to segregated funds	544	1,329	2,606
Increase in actuarial liabilities (Note 11)	1,624	3,822	1,697
Commissions	1,848	1,909	1,600
Operating expenses (Note 19)	3,088	2,779	2,496
Premium taxes	171	168	113
Interest expense (Notes 13 and 14)	209	192	168

	20,296	21,887	15,560

OPERATING INCOME BEFORE INCOME TAXES AND NON-CONTROLLING INTERESTS	1,760	1,214	1,255
Income taxes (Note 20)	387	98	306
Non-controlling interests in net income of subsidiaries (Note 15)	65	83	68

NET INCOME FROM CONTINUING OPERATIONS	1,308	1,033	881
Loss from discontinued operations, net of income taxes (Note 5)	—	36	—

TOTAL NET INCOME	1,308	997	881
Less:
Participating policyholders’ net income (loss)	(1)	(1)	(1)

SHAREHOLDERS’ NET INCOME	$1,309	$998	$882

Average exchange rates:
U.S. Dollars	1.4018	1.5701	1.148
U.K. Pounds	2.2874	2.3567	2.228

Basic earnings per share from continuing operations (Note 17)	$2.15	$1.91	$2.08
Basic earnings per share (Note 17)	$2.15	$1.84	$2.08
Diluted earnings per share from continuing operations (Note 17)	$2.15	$1.90	$2.07
Diluted earnings per share (Note 17)	$2.15	$1.83	$2.07

The attached notes form part of these consolidated financial statements.

www.sunlife.com Annual Report 2003

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets

AS AT DECEMBER 31 (in millions of Canadian dollars)

	2003	2002*

ASSETS
Bonds (Note 8)	$66,090	$73,367
Mortgages (Note 8)	13,601	15,799
Stocks (Note 8)	3,473	4,221
Real estate (Note 8)	3,067	3,223
Cash, cash equivalents and short-term securities	4,972	7,152
Policy loans and other invested assets	5,973	6,726

Invested assets	97,176	110,488

Goodwill (Note 10)	5,573	5,969
Other assets (Note 10)	6,460	6,995

Total general fund assets	$109,209	$123,452

Segregated funds net assets	$54,086	$52,755

LIABILITIES AND EQUITY
Actuarial liabilities and other policy liabilities (Note 11)	$77,354	$89,912
Amounts on deposit	3,120	3,262
Deferred net realized gains (Note 8)	3,124	3,456
Other liabilities (Note 12)	7,795	7,635

Total general fund liabilities	91,393	104,265

Subordinated debt (Note 14)	2,504	2,922
Non-controlling interests in subsidiaries (Note 15)	1,336	1,356
Total equity	13,976	14,909

Total general fund liabilities and equity	$109,209	$123,452

Segregated funds contract liabilities	$54,086	$52,755

December 31 exchange rates:
U.S. Dollars	1.29	1.58
U.K. Pounds	2.30	2.53

*	As restated (Note 3).

The attached notes form part of these consolidated financial statements.

Approved on behalf of the Board of Directors

Donald A. Stewart
Chief Executive Officer

Ronald W. Osborne
Director

Sun Life Financial Inc.

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Equity

YEARS ENDED DECEMBER 31 (in millions of Canadian dollars)

	PARTICIPATING
	POLICYHOLDERS	SHAREHOLDERS	2003	2002	2001

SHARE CAPITAL
Balance, beginning of year	$—	$7,420	$7,420	$1,100	$795
Common shares issued, net of issuance costs, as consideration for business acquisitions (Notes 3 and 16)	—	63	63	6,281	—
New common shares issued for cash (Note 16)	—	—	—	—	330
Stock options exercised (Note 18)	—	28	28	39	—
Commissions and offering costs, net of taxes	—	—	—	—	(23)
Common shares purchased for cancellation (Note 16)	—	(222)	(222)	—	(2)

Balance, end of year	—	7,289	7,289	7,420	1,100

CONTRIBUTED SURPLUS
Balance, beginning of year	—	57	57	—	—
Stock option compensation (Note 18)	—	26	26	21	—
Stock options exercised (Note 18)	—	(7)	(7)	(12)	—
Fair value of stock options granted as consideration for business acquisition (Note 3)	—	—	—	48	—

Balance, end of year	—	76	76	57	—

RETAINED EARNINGS
Balance, beginning of year	73	6,621	6,694	5,994	5,350
Balance of participating policyholders’ account of Clarica Life Insurance Company at date of acquisition	—	—	—	(3)	—
Net income (loss)	(1)	1,309	1,308	997	881
Dividends on common shares	—	(413)	(413)	(294)	(204)
Common shares purchased for cancellation (Note 16)	—	(305)	(305)	—	(33)

Balance, end of year	72	7,212	7,284	6,694	5,994

CURRENCY TRANSLATION ACCOUNT
Balance, beginning of year	3	735	738	631	372
Changes for the year	(8)	(1,403)	(1,411)	107	259

Balance, end of year	(5)	(668)	(673)	738	631

Total equity	$67	$13,909	$13,976	$14,909	$7,725

The attached notes form part of these consolidated financial statements.

www.sunlife.com Annual Report 2003

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Cash Flows

YEARS ENDED DECEMBER 31 (in millions of Canadian dollars)

	2003	2002*	2001*

CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income from continuing operations	$1,308	$1,033	$881
Items not affecting cash:
Increase in actuarial and other policy related liabilities	1,430	3,795	1,191
Amortization of:
Net deferred realized and unrealized gains on investments	(356)	(242)	(449)
Goodwill, deferred acquisition costs and intangible assets	258	333	328
Gain on sale of subsidiaries	—	(177)	(195)
Future income taxes	91	(87)	47
Provisions for losses on investments	113	366	4
Stock option compensation (Note 18)	26	21	—
Other changes in other assets and liabilities	181	(613)	341
New mutual fund business acquisition costs capitalized	(152)	(194)	(296)
Redemption fees of mutual funds	73	115	105

Net cash provided by operating activities	2,972	4,350	1,957

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Borrowed funds	(96)	(103)	(104)
Issuance of subordinated debt (Note 14)	—	799	—
Redemption of subordinated debt (Note 14)	(189)	(337)	—
Payments to underwriters	—	—	(29)
Issuance of common shares	—	—	330
Issuance of common shares on exercise of stock options (Note 16)	21	27	—
Issuance of Sun Life ExchangEable Capital Securities — Series A and B (Note 15)	—	200	950
Common shares purchased for cancellation (Note 16)	(527)	—	(35)
Dividends paid on common shares	(413)	(294)	(204)

Net cash provided by (used in) financing activities	(1,204)	292	908

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Sales, maturities and repayments of:
Bonds	39,138	30,556	13,427
Mortgages	3,128	3,528	1,487
Stocks	1,416	4,285	3,241
Real estate	131	432	240
Purchases of:
Bonds	(43,323)	(38,300)	(13,833)
Mortgages	(2,673)	(2,904)	(2,001)
Stocks	(1,267)	(2,818)	(3,278)
Real estate	(191)	(227)	(118)
Policy loans	(68)	(151)	(88)
Short-term securities	1,095	(317)	(249)
Other investments	316	(39)	(319)
Acquisitions, net of cash acquired from continuing operations (Note 3)	(266)	2,749	(1,825)
Disposals, net of cash disposed of (Note 5)	—	(10)	363

Net cash used in investing activities	(2,564)	(3,216)	(2,953)

Net cash provided by discontinued operations	273	103	—

Changes due to fluctuations in exchange rates	(455)	44	168

Increase (decrease) in cash and cash equivalents	(978)	1,573	80
Cash and cash equivalents, beginning of year	4,156	2,583	2,503

Cash and cash equivalents, end of year	3,178	4,156	2,583
Short-term securities, end of year	1,794	2,996	2,226

Cash, cash equivalents and short-term securities, end of year	$4,972	$7,152	$4,809

Supplementary Information
Cash and cash equivalents:
Cash	$489	$328	$396
Cash equivalents	2,689	3,828	2,187

	$3,178	$4,156	$2,583

Cash disbursements made for:
Interest on borrowed funds and subordinated debt	$207	$201	$167

Income taxes, net of refunds	$149	$229	$269

*	As restated.

The attached notes form part of these consolidated financial statements.

Sun Life Financial Inc.

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Changes in Segregated Funds Net Assets

YEARS ENDED DECEMBER 31 (in millions of Canadian dollars)

	2003	2002	2001

ADDITIONS TO SEGREGATED FUNDS
Deposits:
Annuities	$5,624	$5,105	$5,162
Life insurance	344	1,537	689

	5,968	6,642	5,851
Net transfers from general funds	544	1,329	2,606
Net realized and unrealized gains (losses)	6,456	(8,658)	(7,372)
Other investment income	1,411	1,343	1,499

	14,379	656	2,584

DEDUCTIONS FROM SEGREGATED FUNDS
Payments to policyholders and their beneficiaries	6,776	7,366	6,480
Management fees	556	564	538
Taxes and other expenses	167	57	67
Effect of changes in currency exchange rates	5,549	(349)	(1,824)

	13,048	7,638	5,261

Net additions (reductions) to segregated funds for the year	1,331	(6,982)	(2,677)
Acquisitions (Note 3)	—	11,193	3,882
Disposals (Note 5)	—	—	(2,194)
Segregated funds net assets, beginning of year	52,755	48,544	49,533

Segregated funds net assets, end of year	$54,086	$52,755	$48,544

Consolidated Statements of Segregated Funds Net Assets

AS AT DECEMBER 31 (in millions of Canadian dollars)

	2003	2002

ASSETS
Segregated and mutual fund units	$40,721	$38,377
Stocks	7,892	7,452
Bonds	5,546	5,896
Cash, cash equivalents and short-term securities	686	1,530
Real estate	148	170
Mortgages	78	146
Other assets	580	965

	55,651	54,536

LIABILITIES	1,565	1,781

Net assets attributable to segregated funds policyholders	$54,086	$52,755

The attached notes form part of these consolidated financial statements.

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Notes to the Consolidated Financial Statements
(Amounts in millions of Canadian dollars, except for per share amounts and where otherwise stated)

1.	Accounting Policies

DESCRIPTION OF BUSINESS

At the Annual Meeting of the shareholders of Sun Life Financial Inc. (formerly known as Sun Life Financial Services of Canada Inc.) on June 4, 2003, the shareholders approved the change of the Company’s name pursuant to Letters Patent of Amendment effective July 2, 2003. Sun Life Financial Inc. is a publicly traded company and is the holding company of Sun Life Assurance Company of Canada (Sun Life Assurance). Both companies are registered under the Insurance Companies Act of Canada, and are regulated by the Office of the Superintendent of Financial Institutions Canada (OSFI).

Sun Life Financial Inc., together with all its subsidiaries, including the wholly-owned consolidated subsidiary Sun Life Assurance, are collectively referred to as “Sun Life Financial” or “the Company”. The Company is an internationally diversified financial services organization providing savings, retirement and pension products, and life and health insurance to individuals and groups through its operations in Canada, the United States, the United Kingdom and Asia. The Company also operates mutual fund, investment management and trust businesses, primarily in Canada, the United States and Asia.

BASIS OF PRESENTATION

The Company prepares its consolidated financial statements in accordance with Canadian generally accepted accounting principles (GAAP) including the accounting requirements of the OSFI.

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect:
•	the reported amounts of assets and liabilities at the date of the financial statements,
•	the disclosure of contingent assets and liabilities at the date of the financial statements, and
•	the reported amounts of revenues, policy benefits and expenses during the reporting period.
Actual results could differ from those estimates.

The significant accounting policies used in the preparation of these consolidated financial statements are summarized below.

BASIS OF CONSOLIDATION

The consolidated financial statements reflect the accounts of the Company, including life insurance and non-life insurance subsidiaries. Significant intercompany balances and transactions have been eliminated. The purchase method is used to account for subsidiaries. The difference between the acquisition cost of a subsidiary and the fair value of the net identifiable assets acquired is recorded as goodwill. Operating results of the subsidiaries are included in the consolidated statements of operations from the dates of their acquisition. The equity method is used to account for other entities over which the Company is able to exercise a significant influence. The Company’s share of earnings of such entities is reported in net investment income in the consolidated statements of operations.

BONDS AND MORTGAGES

Bonds and mortgages are carried at amortized cost, net of allowances for losses.

A bond or mortgage is classified as impaired where payment is 90 days past due, foreclosure or power of sale procedures have started or other circumstances warrant. Regular reviews are performed on portfolios during which management considers various factors to identify invested assets of potential concern. Consideration is given to general economic and business conditions, industry trends, specific developments with regard to security issuers and current market valuations. When an asset is classified as impaired, allowances for losses are established to adjust the carrying value of the asset to its net recoverable amount. Interest is no longer accrued and previous interest accruals are reversed. Allowances for losses, net of write-offs of specific investments and recoveries, are charged against net investment income. Once the conditions causing the impairment improve and future payments are reasonably assured, allowances are reduced and the invested asset is no longer classified as impaired. Sectoral allowances are also established for classes of assets when there is concern about the ultimate collection of principal or interest. The Company’s actuarial liabilities include additional provisions for possible future asset losses.

Realized gains and losses on the sales of bonds and mortgages are deferred and amortized into net investment income on a constant yield basis over the remaining period to maturity.

STOCKS

Stocks are originally recorded at cost and the carrying value is adjusted towards fair value at 5% of the difference between fair value and carrying value per quarter. Realized gains and losses on sales of stocks are deferred and amortized into net investment income at the rate of 5% of the unamortized balance each quarter. The Company records a write-down for any other than temporary decline in the value of the entire stock portfolio.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Accounting Policies (Cont’d)

REAL ESTATE

Real estate includes real estate held for investment and real estate held for sale.

Real estate held for investment: Real estate held for investment is originally recorded at cost. The carrying value is adjusted towards fair value at 3% of the difference between fair value and carrying value per quarter. Realized gains and losses on sales are deferred and amortized into net investment income at the rate of 3% of the unamortized balance each quarter.

Market value is determined for each property by qualified appraisers. Appraisals are obtained annually for high value properties and at least once every three years for other properties. The Company monitors the values of these properties to determine that, in aggregate, the carrying values used are not in excess of market values and records a write-down for any other than temporary decline in the value of the portfolio.

Real estate held for sale: Properties held for sale are usually acquired through foreclosure. They are measured at fair value less the cost to sell. When the amount at which the foreclosed assets are initially measured is different from the carrying amount of the loan, a gain or loss is recorded at the time of foreclosure.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company’s derivative instruments include swaps, financial futures, options and forward contracts and are used to manage risks or to replicate the exposures associated with interest rate, currency and equity market fluctuations. The Company’s monitoring policies are described in Note 9. The accounting policies for the various types of derivative instruments used by the Company are described below.

Most of the Company’s derivatives are used as part of a portfolio of assets to match actuarial liabilities as to duration and amounts. The most significant of these are interest rate swaps and options. The accounting for these instruments is at amortized cost, consistent with other fixed term portfolio investments. The net receivable or payable on the interest rate swaps is accrued to other assets or other liabilities with the net spread of the swaps recorded to net investment income. Realized gains or losses associated with these derivatives are deferred and amortized to net investment income. Premiums paid for interest rate options are deferred in other invested assets and amortized to net investment income over the terms of the options.

Many of the foreign currency swaps and forwards are used in combination with other invested assets to generate a specific investment return. These are accounted for at amortized cost. The net payable or receivable on currency swaps is included in other assets or other liabilities with the net spread of the swaps recorded to net investment income. Any realized gains and losses resulting from the termination of these derivative instruments are deferred and amortized into income on a basis consistent with the foreign currency investments that the swaps and forwards are combined with.

Certain of the equity futures, options and swaps are held for investment purposes. The accounting policy for these investments is the same as that of stocks.

Several derivative instruments are used for hedging specific risk exposures and are accounted for using hedge accounting or are reported at their fair values on the balance sheet. Certain interest rate swaps are used to hedge a floating rate loan. The net receivable or payable on the interest rate swaps is accrued to other assets or other liabilities with the net spread of the swaps recorded to net investment income. The Company uses currency swaps to reduce foreign exchange fluctuations associated with foreign currency investment financing activity. The accounting for these contracts is consistent with the underlying investment. Changes in exchange gains or losses on currency swaps hedging the investment financing activity are included in other liabilities and the currency translation account in equity, offsetting the respective exchange gains or losses arising from the conversion of the investment financing activity. Equity index futures, swaps, options and forwards are used to reduce exposure to the effect of stock market fluctuations in the actuarial liabilities associated with certain products. The intrinsic value of the options purchased to hedge the actuarial liabilities associated with guaranteed minimum death benefit products (GMDB) is included in other invested assets and the change in intrinsic value is included as an increase in actuarial liabilities, offsetting the change in actuarial liabilities from equity market fluctuation of these products. The premiums paid for these options are deferred in other invested assets and amortized to net investment income over the life of the options.

POLICY LOANS

Policy loans are carried at their unpaid balance and are fully secured by the policy values on which the loans are made.

CASH, CASH EQUIVALENTS AND SHORT-TERM SECURITIES

Cash equivalents and short-term securities are highly liquid investments and are carried at amortized cost. Cash equivalents have a term to maturity of less than three months while short-term securities have a term to maturity exceeding three months but less than one year.

OTHER INVESTED ASSETS

Other invested assets include the Company’s investment in segregated funds, investments accounted for by the equity method and investments in equipment leases.

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Accounting Policies (Cont’d)

DEFERRED ACQUISITION COSTS

Deferred acquisition costs arising on mutual fund sales are amortized over the periods of the related sales charges, which range from three to seven years. Deferred acquisition costs arising on segregated funds are calculated and included in actuarial liabilities. Actuarial liabilities implicitly include acquisition costs on insurance and annuity product sales.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the excess of the cost of businesses acquired over the fair value of the net identifiable tangible and intangible assets. Goodwill arising from acquisitions before July 1, 2001 was amortized on a straight-line basis over varying periods of up to 20 years in 2001. Effective January 1, 2002, goodwill is no longer amortized. Identifiable intangible assets consist of finite-life and indefinite-life intangible assets. Finite-life intangible assets include the value of the banking distribution channel, the sales potential of field force and asset administration contracts. These intangible assets are amortized on a straight-line basis over varying periods of up to 40 years. The indefinite-life intangible assets include fund management contracts, brand name and state licenses. The goodwill and indefinite-life intangible assets are tested for impairment on an annual basis, based on the fair values of the reporting units and the intangible assets.

CAPITAL ASSETS

Furniture, computers, other equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of these assets, which generally range from two to ten years.

LOANS SECURITIZATION

The Company periodically securitizes assets, such as mortgages or bonds, by selling them to trusts that issue securities to investors. These transactions are accounted for as sales when control over the assets has been surrendered and consideration other than beneficial interests in these transferred assets has been received in exchange. Gains or losses on these securitization transactions are included in deferred net realized gains, and will be amortized into net investment income as described above under Bonds and Mortgages. In determining the gain or loss on sale of the assets, the carrying value of the assets sold is allocated between the portion sold and the portion retained based on their relative fair values on the date of sale. These fair values are determined using either quoted market prices or discounted cash flows models. Interests in the securitized assets, such as subordinated investments in the issued securities or servicing rights, may be retained. These subordinated investments and servicing rights are classified as bonds and other assets, respectively.

SEGREGATED FUNDS

Segregated funds are lines of business in which the Company issues a contract where the benefit amount is directly linked to the market value of the investments held in the particular segregated fund. Although the underlying assets are registered in the name of the Company and the segregated fund contract holder has no direct access to the specific assets, the contractual arrangements are such that the segregated fund policyholder bears the risk and rewards of the fund’s investment performance. In addition, certain individual contracts have guarantees from the Company. The Company derives fee income from segregated funds, which is included in fee income on the consolidated statements of operations. Fee income includes fund management fees as well as mortality, policy administration and surrender charges on segregated funds. Changes in the Company’s interest in the segregated funds, including undistributed net investment income, are reflected in net investment income. Policyholder transfers to and from investments in general funds to segregated funds are included in net transfers to segregated funds on the consolidated statements of operations.

Separate consolidated financial statements are provided for the segregated funds. Segregated fund assets are carried at fair value. Fair values are determined using quoted market values or, where quoted market values are not available, estimated fair values as determined by the Company. The investment results of the segregated funds are reflected directly in segregated fund liabilities. Deposits to segregated funds are reported as increases in segregated funds liabilities and are not reported as revenues in the consolidated statements of operations. Segregated fund assets may not be applied against liabilities that arise from any other business of the Company.

AMOUNTS ON DEPOSIT

Amounts on deposit represent premiums paid in advance, reinvested policy dividends and customer deposits in the Company’s trust subsidiaries.

ACTUARIAL LIABILITIES

Actuarial liabilities and other policy liabilities, including policy benefits payable and provision for policyholder dividends, are computed using generally accepted actuarial practice in accordance with the standards established by the Canadian Institute of Actuaries including the requirements of OSFI.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Accounting Policies (Cont’d)

INCOME TAXES

The Company uses the liability method of tax allocation. Under this method, the income tax expense consists of both an expense for current income taxes and an expense for future income taxes. Current income tax expense (benefit) represents the expected payable (receivable) resulting from the current year’s operations. Future income tax expense (benefit) represents the movement during the year in the cumulative temporary differences between the carrying value of the Company’s assets and liabilities on the balance sheet and their values for tax purposes. Future income tax assets are recognized to the extent that they are more likely than not to be realized. Future income tax liabilities and assets are calculated based on income tax rates and laws that, at the balance sheet date, are expected to apply when the liability or asset is realized, which are normally those enacted or considered substantively enacted at the consolidated balance sheet dates.

In determining the impact of taxes, the Company is required to comply with the standards of both the Canadian Institute of Actuaries and the Canadian Institute of Chartered Accountants (CICA). Actuarial standards require that the projected timing of all cash flows associated with policy liabilities, including income taxes, be included in the determination of actuarial liabilities under the Canadian asset liability method. The actuarial liabilities are first computed including all related income tax effects on a discounted basis, including the effects of temporary differences that have already occurred. Future income tax assets and/or liabilities arising from temporary differences that have already occurred are computed without discounting. The undiscounted future income tax assets and/or liabilities are reclassified from the actuarial liabilities to future income taxes on the balance sheets. The net result of this reclassification is to leave the discounting effect of the future income taxes in the actuarial liabilities.

PREMIUM INCOME AND RELATED EXPENSES

Gross premiums for all types of insurance contracts, and contracts with limited mortality or morbidity risk, are generally recognized as revenue when due. When premiums are recognized, actuarial liabilities are computed, with the result that benefits and expenses are matched with such revenue.

FOREIGN CURRENCY TRANSLATION

The Company’s exchange gains and losses arising from the conversion of its self-sustaining foreign operations are included in the currency translation account of the consolidated statements of equity. Revenues and expenses in foreign currencies, including amortized gains and losses on foreign investments, are translated into Canadian dollars at an average of the market exchange rates during the year. Assets and liabilities are translated into Canadian dollars at market exchange rates at the end of the year. The net translation adjustment is reported as a separate item in the consolidated statements of equity.

PENSION PLANS AND OTHER POST-RETIREMENT BENEFITS

Pension costs related to current service are charged to income as services are rendered. Based on management’s best estimate assumptions, actuarial valuations of the pension obligations are determined using the projected benefit method prorated on service. The estimated present value of post-retirement health care and life insurance benefits is charged to income over the employees’ years of service to the date of eligibility. For the purpose of calculating the expected return on pension plan assets, a market-related asset value is used which recognizes asset gains and losses emerging after January 1, 2000 over a five-year period. Any transition adjustments, as well as future adjustments arising from plan amendments, are amortized to income over the estimated average remaining service life of the members covered by the plan. Only future variations in actuarial estimates in excess of certain minimums will be amortized.

STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS

Stock options granted to employees are accounted for using the fair value method. Under the fair value method, fair value of the stock options is estimated at the grant date and the total fair value of the options is amortized over the vesting periods as compensation expense with an offset to contributed surplus. For options that are forfeited before vesting, the compensation expense that has previously been recognized in operating expenses and contributed surplus is reversed. When options are exercised, contributed surplus is reversed and the shares issued are credited to share capital in the consolidated statements of equity.

2.	Changes in Accounting Policies

ADOPTED IN 2003

Disclosure of Guarantees: The Company adopted the new accounting requirements in CICA Handbook Accounting Guideline 14, Disclosure of Guarantees, on January 1, 2003. This Accounting Guideline defines a guarantee to be a contract (including an indemnity) that contingently requires the guarantor to make payments to a guaranteed party based on (a) changes in an underlying economic characteristic that is related to an asset, liability or an equity security of the guaranteed party; (b) failure of a third party to perform under an obligating agreement; or (c) failure of a third party to pay its indebtedness when due. This Accounting Guideline requires that significant guarantees and indemnification agreements provided by a guarantor be disclosed without regard to whether the guarantor will have to make any payments under the guarantees or the indemnification agreements. This change in accounting policy did not have a material impact on these consolidated financial statements.

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.	Changes in Accounting Policies (Cont’d)

Impaired Loans: The Company adopted the new accounting requirements in CICA Handbook Section 3025, Impaired Loans, for asset foreclosures occurring on and after May 1, 2003. A long-lived foreclosed asset is classified as held for sale only if certain criteria in the CICA Handbook Section 3475, Disposal of Long-Lived Assets and Discontinued Operations, are met. A long-lived foreclosed asset classified as held for sale is measured at fair value less cost to sell. Foreclosed assets, other than long-lived assets that meet the criteria to be classified as held for sale, are initially measured at fair value. When the amount at which the foreclosed assets are initially measured is different from the carrying amount of the loan, a gain or loss will be recorded at the time of foreclosure. This change in accounting policy did not have a material impact on these consolidated financial statements.

FUTURE IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Hedging Relationships: The Company will adopt Hedging Relationships, CICA Handbook Accounting Guideline 13, on January 1, 2004. This Accounting Guideline requires that all conditions with respect to identification, documentation, designation and effectiveness of hedges be satisfied before companies choose to use hedge accounting. These conditions are applicable to hedges existing on or after January 1, 2004. As preparation for the adoption of this Guideline, the Company reviewed the nature of its existing hedging derivative financial instruments and its current accounting policy for these instruments. Certain derivatives that are considered to be part of a hedging relationship, including the options that hedge the GMDB products, will not qualify for hedge accounting under the new requirements in Accounting Guideline 13. As a result, these derivatives will be carried at their fair values effective January 1, 2004. The resulting transitional gain of $46 will be deferred and recognized into income in the same period as the original hedged items. Subsequent increases or decreases in the fair values of these derivatives will be reported in net investment income in the consolidated statements of operations.

Consolidation of Variable Interest Entities: The Company will adopt Consolidation of Variable Interest Entities, CICA Handbook Accounting Guideline 15 on January 1, 2005. This Guideline provides guidance for application of consolidation principles, to those entities defined as variable interest entities (VIEs), in which equity investors do not have the characteristics of a “controlling financial interest” or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Guideline requires that all entities be designated as either voting interest entities or variable interest entities. VIEs are subject to consolidation by the Primary Beneficiary which is defined as the party who has exposure to the majority of a VIE’s expected losses and/or expected residual returns as defined in the Guideline.

The CICA is monitoring the developments of the Financial Accounting Standards Board (FASB) relating to recently issued revised FASB Interpretation No. 46, Consolidation of Variable Interest Entities, the U.S. GAAP equivalent of Accounting Guideline 15, since the intention is to harmonize the Accounting Guideline with U.S. GAAP. The Company will continue to review the status of VIEs as this harmonization occurs. For additional information refer to section C) xii) “Variable Interest Entities” in Note 23.

Financial Instruments — Disclosure and Presentation: The Company will adopt the amendments to the accounting requirements in CICA Handbook Section 3860, Financial Instruments-Disclosure and Presentation on January 1, 2005. Securities issued by the Company that give the Company an unrestricted obligation to settle the principal amount in cash or in the equivalent value of its own shares, must be classified as debt.

In the third quarter of the 2003 interim financial statements, the Company indicated that it would adopt these amendments on January 1, 2004. Subsequent to the issue of those financial statements, the CICA announced the postponement of the effective date of implementation to January 1, 2005. As a result, the Company will not be adopting the new accounting requirements until January 1, 2005, and therefore will no longer be required to reclassify the Sun Life ExchangEable Capital Securities (SLEECS) issued by Sun Life Capital Trust (the Trust) from non-controlling interests in subsidiaries to other liabilities, as it is expected that the Trust will be deconsolidated upon the adoption of the Consolidation of Variable Interest Entities, Accounting Guideline 15, on the same date. The Company expects the accounting for the SLEECS to be consistent with U.S. GAAP as described in Note 23 (C) xii in 2005.

Impairment of Long-Lived Assets: The Company will adopt Impairment of Long-Lived Assets, CICA Handbook Section 3063, on January 1, 2004. Under this standard, the impairment test of long-lived assets is a two-step process with the first step determining when an impairment is recognized and the second step measuring the amount of the impairment. To test for and measure impairment, assets are grouped at the lowest level for which identifiable cash flows are largely independent. An impairment loss is recognized when the carrying amount of an asset to be held and used exceeds the sum of the undiscounted cash flows expected from its use and eventual disposition. An impairment loss is measured as the amount by which the asset’s carrying amount exceeds its fair value. An asset classified as held for sale is measured at the lower of its carrying amount or fair value less cost to sell. The Company does not expect this standard to have a material effect on the consolidated financial statements.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.	Acquisitions

Effective July 25, 2002, the Company acquired approximately 71 million common shares of CI Fund Management Inc. (CI) in exchange for all the shares of Spectrum Investment Management Limited (Spectrum) and Clarica Diversico Ltd. (Diversico). The 71 million common shares of CI were valued at the weighted average price of $9.15 per share on July 24, 2002. These common shares, together with those that were already beneficially owned by the Company as general fund assets, represented a 31.7% economic interest in CI on July 25, 2002. The Company recorded a gain of $177 before taxes in net investment income for the sales of the two subsidiaries. Previously unrecognized net capital losses were used to fully offset the tax on the gain. The acquired intangible asset consists of fund management contracts of $510 that are not subject to amortization. The investment is accounted for using the equity method of accounting and is included in other invested assets on the consolidated balance sheets.

Effective March 20, 2003, the Company increased its ownership percentage in CI to 34% by issuing approximately 2 million common shares of Sun Life Financial Inc. in exchange for approximately 5 million common shares of CI. The 2 million common shares of Sun Life Financial Inc. were recorded at a total fair value of $63. The acquired non-amortizable intangible asset consists of fund management contracts of $43.

In August 2003, CI announced that it had entered into agreements to acquire the Canadian operations of Assante Corporation (Assante) and Synergy Asset Management Inc. (Synergy). CI completed these acquisitions by issuing shares and a payment of cash to Assante and Synergy shareholders. The Company agreed to support these acquisitions by purchasing additional common shares of CI. The Company purchased approximately 21 million common shares of CI during the fourth quarter for $266 in order to maintain its ownership percentage of 34%. The intangible assets acquired through these two transactions consist of non-amortizable fund management contracts of $180 and amortizable asset administration contracts of $11.

Effective May 29, 2002, the Company acquired all the outstanding common shares of Clarica Life Insurance Company (Clarica) that were not already beneficially owned by the Company as general fund assets for an ascribed price of $51.28 per Clarica common share, and Clarica became a wholly-owned subsidiary of Sun Life Financial Inc. The business acquired includes both general and segregated funds businesses. Effective December 31, 2002, Clarica amalgamated with Sun Life Assurance Company of Canada and the amalgamated company continues to operate under the name of “Sun Life Assurance Company of Canada”.

The acquisition was completed by way of a capital reorganization of Clarica pursuant to which holders of Clarica common shares received 1.5135 common shares of Sun Life Financial Inc. for each Clarica common share held. Approximately 185 million common shares of Sun Life Financial Inc. were issued at an ascribed price of $33.88 per share based on a volume-weighted average closing price of the common shares for the period from December 13 to 19, 2001. The common shares of Clarica that were beneficially owned by the Company as general fund assets had a carrying value of $540 at the date of acquisition. In addition, all the unvested Clarica stock options vested immediately prior to the closing date and on May 29, 2002, these Clarica stock options were exercisable to acquire approximately 5 million common shares of Sun Life Financial Inc. as described in Note 18. The Company recorded $48 as part of the purchase consideration and share capital, representing the fair value of the outstanding Clarica stock options based on the average share price of Clarica from December 13 to 19, 2001.

The following supplemental unaudited pro forma information has been prepared to give effect to the acquisition of Clarica, as if the transaction had been completed at the beginning of each year. This information is calculated by combining the results of operations of the Company for 2002 and 2001 with that of Clarica prior to the acquisition date and adjusting for the amortization of Clarica’s identifiable intangible assets, net of taxes ($7 in 2002 and $15 in 2001) and the elimination of amortization of net unrealized gains and deferred net realized gains as a result of fair value adjustments to the assets and liabilities of Clarica, net of taxes ($13 in 2002 and $31 in 2001). The pro forma information is not intended to reflect what would have actually resulted had the transaction been completed at the beginning of each respective year or what may be obtained in the future.

Supplemental unaudited pro forma condensed information:

	2002	2001

Revenue	$25,217	$21,819
Shareholders’ net income	$1,186	$1,250
Weighted average number of shares outstanding (in millions)	618	609
Basic earnings per share	$1.92	$2.05

Shareholders’ net income on a diluted basis	$1,186	$1,250
Weighted average number of shares outstanding on a diluted basis (in millions)	618	610
Diluted earnings per share	$1.92	$2.05

Effective October 31, 2001, the Company acquired all the outstanding common shares of Keyport Life Insurance Company (Keyport) and Independent Financial Marketing Group, Inc. (IFMG) for a cash payment of U.S.$1,702. In 2002, adjustments were made to the purchase price allocations of Keyport and IFMG. This resulted in an increase in other assets, goodwill, actuarial liabilities and other liabilities of $108, $30, $102 and $11, respectively, and a decrease in invested assets of $25. The goodwill of Keyport and IFMG was allocated to the SLF United States segment, of which $330 is expected to be deductible for tax purposes.

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.	Acquisitions (Cont’d)

The transactions are summarized below:

	2003	2002	2002	2001

				Keyport/
	CI(2)	CI	Clarica*	IFMG

Percentage of shares acquired	2.3%	31.7%	100%	100%

Invested assets acquired	$72	$23	$31,637	$22,479
Other assets acquired	235	722	2,672	1,436

	307	745	34,309	23,915

Actuarial liabilities and other policy liabilities acquired	—	—	24,835	22,656
Amounts on deposit acquired	—	—	1,277	—
Other liabilities acquired	168	231	5,059 (1)	493

	168	231	31,171	23,149

Net balance sheet assets acquired	$139	$514	$3,138	$766

Considerations:
Common shares issued or exchanged	$63	$571	$6,284	$—
Carrying value of investments in acquiree’s shares	—	36	540	—
Fair value of outstanding Clarica stock options	—	—	48	—
Transaction and other related costs	—	—	57	—
Cash cost of acquisition	266	—	—	2,744

Total consideration	$329	$607	$6,929	$2,744

Goodwill on acquisition	$190	$93	$3,791	$1,978

Cash and cash equivalents acquired			$2,816	$919

(1)	Other liabilities acquired included subordinated debt of $746 and preferred shares of $160.
(2)	Net impact of all 2003 transactions related to CI. Other assets acquired include $234 of intangible assets.
*	As restated, as described below.

In the second quarter of 2003, the Company reviewed the fair value calculations for certain non-marketable securities and the reserves for the run-off reinsurance related to the acquisition of Clarica. For the non-marketable securities, it was identified that the fair value was overstated. For the run-off reinsurance reserves, a provision for adverse deviations had been omitted. As at December 31, 2002, the combined impact of these error corrections was to restate actuarial and other policy liabilities and goodwill upwards by $50 and $70, respectively. Bonds and other liabilities were restated downwards by $56 and $36, respectively.

4.	Reorganization, Restructuring and Other Related Charges

In conjunction with the acquisition of Clarica in 2002, the Company developed a plan to restructure the combined operations of its consolidated subsidiaries, Sun Life Assurance and Clarica. The Company recorded an increase in actuarial liabilities and a charge for restructuring costs in 2002. These accruals cover increased renewal commission expenses, severance, the elimination of duplicate systems, facilities and operations, as well as other exiting costs. As at December 31, 2003, the remaining balance on these expected costs, other than commissions, was as follows:

	Balance at	Utilized during	Balance at
	beginning of year	the year	end of year

Eliminating duplicate systems and operations(1)	$274	$212	$62
Costs of consolidating facilities	24	5	19
Other	3	—	3

Total	$301	$217	$84

(1)	Includes compensation costs.

In February 2001, the Board of Directors (Board) approved a reorganization of the Company’s United Kingdom operations. As a result, the Company has exited from the direct sales force distribution channel and significantly reduced the scale of its operations. During 2001, severance, asset write-offs and other related costs of $195 were expensed as part of the operating expenses in the consolidated statements of operations.

On January 14, 2002, the Company announced an agreement with the Marlborough Stirling group to outsource the administration of the Company’s individual life and pension business in the United Kingdom which had already been closed for new business. During 2003, expenses related to the outsourcing contract, closing branches, contract cancellations, system migrations and other related costs of $33 ($88 in 2002) were included in the operating expenses in the consolidated statements of operations. As at December 31, 2003, the accruals for the reorganizational costs were $30 ($49 in 2002).

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.	Disposals and Discontinued Operations

Effective February 28, 2003, the Company sold its United Kingdom group insurance business to Unum Limited (UnumProvident), a United Kingdom subsidiary of UnumProvident Corporation. Under the agreements, UnumProvident acquired the Company’s United Kingdom group income protection business together with the renewal rights to the group life business. The transaction resulted in a gain that is not considered material to these consolidated financial statements.

Effective January 7, 2003, the Company sold all the common shares of Clarica U.S., Inc. (Clarica U.S.) to Midland National Life Insurance Company for $414 in cash. A loss of $48 on the sale of Clarica U.S. was accrued in 2002.

Effective December 7, 2001 and November 30, 2001, respectively, the Company sold all the common shares of SLC Asset Management Limited (SLCAM), an asset management company, together with two affiliated companies, and all the common shares of Sun Bank plc (SB), a bank specializing in mortgage and savings products. The sale of SLCAM and its affiliated companies resulted in a reduction in segregated fund net assets in respect of funds invested for third party pooled pension customers. The gains on sales of the United Kingdom subsidiaries were $195 before related taxes of $70 and these gains were included in net investment income. Proceeds from the sales of the subsidiaries were used for general corporate purposes. The proceeds presented in this note are net of disposition costs of $34 and $7 for SLCAM and SB, respectively. These costs were primarily professional fees, commissions and the impact on actuarial liabilities.

The transactions are summarized below:

	2003	2002	2002	2001	2001

	Clarica U.S.	Spectrum(1)	Diversico(1)	SLCAM	SB

Percentage of shares disposed of	100%	100%	100%	100%	100%

Invested assets disposed of	$5,047	$9	$2	$67	$2,604
Other assets disposed of	225	96	315	41	37

	5,272	105	317	108	2,641

Actuarial liabilities and other policy liabilities disposed of	4,265	—	—	—	—
Amounts on deposit disposed of	—	—	—	—	2,417
Other liabilities disposed of	553	36	4	41	100

	4,818	36	4	41	2,517

Net balance sheet assets disposed of	$454	$69	$313	$67	$124

Considerations:
Common shares exchanged	$—	$249	$322	$—	$—
Transaction and other related costs	(8)	(7)	(5)	—	—
Net proceeds of disposal	414	—	—	242	144

Total consideration	$406	$242	$317	$242	$144

Pre-tax gain (loss) on sale	$(48) (2)	$173	$4	$175	$20

Cash and cash equivalents disposed of	$133	$8	$2	$23	$—

(1)	For summary information see Note 3.
(2)	Loss accrued in 2002 and reported as part of the income (loss) from discontinued operations.

As a result of the plan of disposal for Clarica U.S., it was accounted for as a discontinued operation in 2002. The components of the $36 loss from discontinued operations for 2002 shown in the consolidated statements of operations are as follows:

2002

REVENUE	$945
EXPENSES	923

Net operating income before income taxes	22
Income taxes expense	10

Net operating income	12
Gain (loss) on sale of Clarica U.S.	(48)

Income (loss) from discontinued operations, net of income taxes	$(36)

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

5.	Disposals and Discontinued Operations (Cont’d)

The following amounts relating to discontinued operations are included in the consolidated balance sheets for 2002:

2002

ASSETS
Invested assets	$5,103
Other assets	227

Total assets	$5,330

LIABILITIES AND EQUITY
Actuarial liabilities and other policy liabilities	$4,373
Other liabilities	497
Equity	460

Total liabilities and equity	$5,330

6.	Segmented Information

The Company has six reportable segments: SLF Canada, SLF United States, MFS Investment Management (MFS), SLF Asia, SLF United Kingdom, and Corporate Capital. These reportable segments reflect the Company’s management structure and internal financial reporting. Each of these segments operate in the financial services industry and have their own management. They derive their revenues principally from wealth management operations (mutual funds, investment management and annuities), protection services (life and health insurance, life retrocession and financial reinsurance) and other (primarily investments of a corporate nature and earnings on capital not attributed to the strategic business units).

Corporate Capital includes the run-off reinsurance operations and those other operations for which management responsibility resides in head office. Net income (loss) from continuing operations in this category is shown net of certain expenses borne centrally.

As Clarica U.S. has been discontinued and the sale was completed on January 7, 2003, revenue, expenses and net income (loss) from continuing operations do not include these results. However, the assets of the discontinued operation are included in SLF United States’ assets at December 31, 2002.

Inter-segment transactions consist primarily of internal financing agreements. They are measured at market values prevailing when the arrangements were negotiated. Inter-segment revenue consists of interest of $352 in 2003 ($306 in 2002 and $140 in 2001) and fee income of $45 in 2003 ($68 in 2002 and $48 in 2001).

The results of the segments’ operations are discussed in the Management’s Discussion and Analysis. The results for MFS include the $211 provision for regulatory issues and other actions.

	Results by segment for the years ended December 31

		United States
					United	Corporate	Consolidation
	Canada	Sun Life	MFS	Asia	Kingdom	Capital	Adjustments	Total

2003
Revenue	$8,636	$9,663	$1,684	$587	$1,443	$440	$(397)	$22,056
Change in actuarial liabilities	$519	$1,056	$—	$221	$(17)	$(155)	$—	$1,624
Interest on claims and deposits	$84	$18	$—	$29	$3	$1	$—	$135
Interest expenses	$117	$152	$23	$—	$25	$246	$(354)	$209
Income taxes (benefit)	$342	$97	$5	$12	$8	$(77)	$—	$387
Net income (loss) from continuing operations	$826	$305	$(43)	$37	$203	$(20)	$—	$1,308

2002
Revenue	$6,563	$11,877	$1,979	$661	$1,828	$567	$(374)	$23,101
Change in actuarial liabilities	$535	$2,500	$—	$293	$168	$326	$—	$3,822
Interest on claims and deposits	$74	$29	$—	$30	$2	$—	$—	$135
Interest expenses	$77	$154	$29	$—	$28	$211	$(307)	$192
Income taxes (benefit)	$191	$38	$109	$11	$(18)	$(233)	$—	$98
Net income (loss) from continuing operations	$514	$360	$174	$24	$190	$(229)	$—	$1,033

2001
Revenue	$3,855	$7,811	$2,273	$464	$2,067	$533	$(188)	$16,815
Change in actuarial liabilities	$552	$675	$—	$136	$298	$36	$—	$1,697
Interest on claims and deposits	$47	$21	$—	$28	$121	$1	$—	$218
Interest expenses	$36	$69	$31	$—	$31	$141	$(140)	$168
Income taxes (benefit)	$106	$25	$144	$5	$(7)	$33	$—	$306
Net income (loss) from continuing operations	$207	$226	$231	$20	$180	$17	$—	$881

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6.	Segmented Information (Cont’d)

	Assets by segment as at December 31*

		United States
					United	Corporate	Consolidation
	Canada	Sun Life	MFS	Asia	Kingdom	Capital	Adjustments	Total

2003
General fund assets	$51,522	$40,763	$1,084	$2,021	$10,532	$4,057	$(770)	$109,209
Segregated funds net assets	$22,535	$24,519	$—	$11	$7,021	$—	$—	$54,086
Other assets under management	$26,119	$2,731	$180,898	$100	$—	$—	$(14,119)	$195,729

2002
General fund assets	$50,256	$54,154	$1,424	$2,147	$12,610	$3,948	$(1,087)	$123,452
Segregated funds net assets	$19,029	$26,519	$—	$3	$7,204	$—	$—	$52,755
Other assets under management	$19,878	$2,628	$177,960	$79	$—	$—	$(16,138)	$184,407

*	As restated (Note 3).

The following table shows revenue, net income (loss) from continuing operations and assets by territory for Corporate Capital:

	2003	2002	2001

Revenue
United States	$134	$181	$231
Other Countries	306	386	302

Total revenue	$440	$567	$533

Net income (loss) from continuing operations:
United States	$(63)	$(241)	$28
Other Countries	43	12	(11)

Total net income (loss) from continuing operations	$(20)	$(229)	$17

Assets:
General funds:
United States	$1,838	$1,160
Other countries	2,219	2,788

Total assets	$4,057	$3,948

7.	Fair Value of Financial Instruments

Financial instruments are contractual rights or obligations to either receive or deliver an asset. In an exchange of financial instruments, “fair value” refers to the amount that would be agreed upon between willing knowledgeable parties. Estimated fair values do not necessarily represent the values for which these financial instruments could have been sold at the dates of the consolidated balance sheets.

A significant portion of any difference between fair values and carrying values relates to invested assets that are matched to liabilities as to duration, within specified limits. If these assets are sold before maturity, the Company will reinvest the proceeds to ensure there are sufficient assets to match liabilities. Consequently, changes in the fair values of assets backing liabilities will tend to be offset by changes in the fair values of those liabilities.

The fair values and the methods and assumptions used to estimate fair values for invested assets are discussed in Note 8. Derivative financial instruments are discussed in Note 9. Fair values of actuarial liabilities, future income taxes related to life insurance companies and deferred net realized gains are disclosed in Note 11. The fair values and discussion of the method for estimating these values for subordinated debt are included in Note 14. The carrying value and fair value of amounts on deposit are $3,120 and $3,139, respectively, as at December 31, 2003 ($3,262 and $ 3,287, respectively, as at December 31, 2002). Fair values of fixed rate deposits are determined by discounting the expected future cash flows using current market interest rates for similar deposits. For amounts on deposit with no stated maturity, fair value is equal to carrying value.

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.	Invested Assets and Income

The Company invests primarily in bonds, mortgages, stocks and real estate. The accounting policy for each type of invested asset is described in Note 1.

A)	FAIR VALUE OF INVESTED ASSETS

The carrying values and fair values of the Company’s invested assets are shown in the following table.

	2003			2002*

	Carrying	Fair		Carrying	Fair
	Value	Value	Yield %	Value	Value	Yield %

ASSETS
Bonds	$66,090	$70,092	5.98	$73,367	$77,541	5.87
Mortgages	13,601	14,381	7.00	15,799	17,072	7.17
Stocks	3,473	3,102	7.48	4,221	3,104	5.74
Real estate	3,067	3,287	8.89	3,223	3,437	9.78
Policy loans	3,003	3,003	6.99	3,390	3,390	6.41
Cash, cash equivalents and short-term securities	4,972	4,973	n/a	7,152	7,152	n/a
Other invested assets	2,970	3,414	n/a	3,336	3,297	n/a

Total invested assets	$97,176	$102,252	5.79	$110,488	$114,993	5.71

*	As restated (Note 3).

The fair value of publicly traded bonds is determined using quoted market prices. For non-publicly traded bonds, fair value is determined using a discounted cash flow approach that includes provisions for credit risk and assumes that the securities will be held to maturity. Fair value of mortgages is determined by discounting the expected future cash flows using current market interest rates for mortgages with similar credit risks and terms to maturity. Fair value of stocks is based on quoted market prices, usually the last trade values. Fair value of real estate is determined by reference to sales of comparable properties in the market place and the net present value of the expected future cash flows, discounted using current interest rates. Due to their nature, the fair values of policy loans and cash and cash equivalents are assumed to be equal to their carrying values. The fair values of short-term securities are based on market yields. The fair values of other invested assets are determined by reference to market prices for similar investments. Other invested assets in the table above includes the Company’s investment in CI with a fair value of $1,407 and a carrying value of $987 ($740 and $619, respectively, in 2002). Yield is calculated based on total net investment income divided by the total of the average carrying value of invested assets including accrued investment income less deferred net realized gains.

B)	INVESTMENT POLICIES

It is the Company’s policy to diversify all investment portfolios. The Company’s mortgage loans, stocks and real estate investments are diversified by type and location and, for mortgage loans, by borrower. Interest rate risk, which is the potential for loss due to interest rate fluctuations, is discussed in Note 11.

Credit risk is the risk of financial loss resulting from the failure of debtors to make payments of interest or principal when due. The Company controls this risk through detailed credit and underwriting policies, as well as through setting counterparty exposure limits. Company policy limits credit exposure to 4% of consolidated equity invested in any single issuer and to 8% of consolidated equity invested in any associated group of issuers. The exceptions are for investments in securities which are issued or guaranteed by either the Government of Canada, United States or United Kingdom and issuers for which the Board has granted specific approval. Mortgage loans are collateralized by the related property and generally do not exceed 75% of the value of the property at the time the original loan is made.

C)	INVESTED ASSETS BY TYPE

i)	BONDS

The carrying value and fair value of bonds by rating are shown in the table below.

	2003		2002*

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Bonds by credit rating:
AAA	$18,714	$19,499	$23,483	$24,573
AA	7,915	8,438	8,951	9,817
A	18,952	20,393	20,252	21,670
BBB	17,980	19,080	17,910	18,848
BB & lower	2,529	2,682	2,771	2,633

Total bonds	$66,090	$70,092	$73,367	$77,541

*	As restated (Note 3).

Investment grade bonds are those rated BBB and above. The Company’s bond portfolio has 96.2% (96.2% in 2002) invested in investment grade bonds based on carrying value.

Gross unrealized gains (losses) on bonds are shown in the tables below. Gross unrealized gains and losses are not brought into income or included in the carrying value on the consolidated balance sheets.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.	Invested Assets and Income (Cont’d)

	2003

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value

Issued or guaranteed by:
Canadian federal government	$6,209	$161	$(1)	$6,369
Canadian provincial and municipal governments	5,106	588	(3)	5,691
U.S. Treasury and other U.S. agencies	1,143	44	(13)	1,174
Other foreign governments	3,437	196	(32)	3,601
Corporate	40,604	3,118	(151)	43,571
Asset-backed securities	9,591	208	(113)	9,686

Total bonds	$66,090	$4,315	$(313)	$70,092

	2002*

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value

Issued or guaranteed by:
Canadian federal government	$6,110	$281	$(2)	$6,389
Canadian provincial and municipal governments	5,280	587	(8)	5,859
U.S. Treasury and other U.S. agencies	3,024	176	(2)	3,198
Other foreign governments	3,901	293	(4)	4,190
Corporate	43,246	3,078	(456)	45,868
Asset-backed securities	11,806	371	(140)	12,037

Total bonds	$73,367	$4,786	$(612)	$77,541

The carrying value of bonds by issuer country is as follows:

	2003	2002*

Canada	$25,708	$24,920
United States	29,036	36,764
United Kingdom	7,465	8,083
Other	3,881	3,600

Total bonds	$66,090	$73,367

The contractual maturities of bonds as at December 31 are shown in the table below. Bonds that are not due at a single maturity date are included in the table in the year of final maturity. Asset-backed securities that are not due at a single maturity date are shown separately. Actual maturities could differ from contractual maturities because of the borrower’s right to call or right to prepay obligations, with or without prepayment penalties.

	2003		2002*

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Due in one year or less	$3,449	$3,487	$2,973	$3,016
Due in years two through five	15,366	16,011	18,642	19,439
Due in years six through ten	14,318	15,269	16,260	17,256
Due after ten years	23,366	25,639	23,686	25,793
Asset-backed securities	9,591	9,686	11,806	12,037

Total bonds	$66,090	$70,092	$73,367	$77,541

*	As restated (Note 3).

ii)	MORTGAGES

The carrying value of non-residential and residential mortgages by geographic location is shown in the table below. Residential mortgages include mortgages for single and multiple family dwellings.

	2003			2002

	Non-residential	Residential	Total	Non-residential	Residential	Total

Canada	$5,799	$3,952	$9,751	$5,993	$4,106	$10,099
United States	3,465	92	3,557	5,180	188	5,368
United Kingdom	292	1	293	331	1	332

Total mortgages	$9,556	$4,045	$13,601	$11,504	$4,295	$15,799

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.	Invested Assets and Income (Cont’d)

At December 31, 2003, scheduled mortgages loan maturities, before allowances for losses, are as follows:

Year	Amount

2004	$1,401
2005	889
2006	1,417
2007	1,371
2008	1,424
Thereafter	7,141

Total mortgages	$13,643

Actual payments could differ from the scheduled mortgage loan maturities because borrowers may have the right to prepay obligations, with or without prepayment penalties.

iii)	STOCKS

The carrying value of stocks by issuer country is as follows:

	2003	2002

Canada	$802	$734
United States	1,014	1,036
United Kingdom	1,505	2,236
Other	152	215

Total stocks	$3,473	$4,221

Gross unrealized gains (losses) on stocks are shown in the following table.

			Gross	Gross	Estimated
	Carrying	Original	Unrealized	Unrealized	Fair
	Value	Cost	Gains	(Losses)	Value

Total 2003	$3,473	$2,660	$549	$(107)	$3,102

Total 2002	$4,221	$3,159	$400	$(455)	$3,104

iv)	REAL ESTATE

The carrying value of real estate by geographic location is as follows:

	2003	2002

Canada	$1,874	$1,885
United States	837	946
United Kingdom	354	390
Other	2	2

Total real estate	$3,067	$3,223

Real estate includes real estate held for investment and real estate held for sale, as described in Note 1. The carrying value and fair value of real estate in each of these categories is shown in the table below.

	2003		2002

	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Real estate held for investment	$3,057	$3,273	$3,205	$3,415
Real estate held for sale	10	14	18	22

Total real estate	$3,067	$3,287	$3,223	$3,437

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.	Invested Assets and Income (Cont’d)

D)	IMPAIRED INVESTED ASSETS

The Company has impaired invested assets with specific allowances and other sectoral allowances, at December 31, as follows:

	2003		2002

	Impaired	Allowance	Impaired	Allowance
	Carrying Value(1)	for Losses(2)	Carrying Value(1)	for Losses(2)

Bonds	$574	$302	$815	$417
Mortgages	79	42	87	63
Foreclosed properties	14	3	18	1
Other	32	19	32	14

Total	$699	$366	$952	$495

(1)	Impaired carrying value shown above is shown gross, before allowance for losses. Includes $25 in 2003 ($30 in 2002) of impaired mortgages that have no allowance for losses. Impaired mortgage loans with no allowance for losses are loans for which, at a minimum, either the fair value of the collateral or the expected future cash flows exceed the carrying value.
(2)	Includes sectoral allowances of $92 and $32 for bonds and mortgages, respectively, in 2003 ($112 and $51, respectively, in 2002). The remaining allowances are specific allowances.

Additional information related to impaired invested assets is shown in the following table.

	2003	2002

Mortgages with scheduled payments 90 days or more in arrears:
Carrying value	$20	$65
Percentage of total mortgages before allowances	0.2%	0.4%
Weighted average recorded investment in impaired mortgage loans, before allowances	$85	$67
Interest received on impaired mortgage loans (recorded as received)	$5	$5
Carrying value of bonds, mortgages and real estate (including specific allowances) that were non-income producing for the preceding twelve months	$129	$46

The changes in the allowances for losses are as follows:

			Foreclosed Properties
	Bonds	Mortgages	and Other	Total

Balance, January 1, 2002	$66	$60	$5	$131
Provision for losses(1)	366	(6)	5	365
Write-offs, net of recoveries	(13)	9	5	1
Effect of changes in currency exchange rates	(2)	—	—	(2)

Balance, December 31, 2002	$417	$63	$15	$495
Provision for losses	108	(6)	11	113
Write-offs, net of recoveries	(159)	(7)	(2)	(168)
Effect of changes in currency exchange rates	(64)	(8)	(2)	(74)

Balance, December 31, 2003	$302	$42	$22	$366

(1)	Includes $(1) related to discontinued operations.

E)	DEFERRED NET REALIZED GAINS

Deferred net realized gains are realized gains and losses which have not yet been recognized in income. The changes in deferred net realized gains are shown in the table below.

	Bonds	Mortgages	Stocks	Real Estate	Derivatives	Total

Balance, January 1, 2002	$1,678	$62	$1,851	$165	$(12)	$3,744
Net realized gains (losses) for the period	220	43	(240)	39	(99)	(37)
Amortization of deferred net realized gains	(165)	(22)	(247)	(20)	21	(433)
Effect of changes in currency exchange rates	99	—	86	7	(10)	182

Balance, December 31, 2002	$1,832	$83	$1,450	$191	$(100)	$3,456
Net realized gains (losses) for the period	509	87	(4)	7	(59)	540
Amortization of deferred net realized gains	(221)	(28)	(240)	(21)	14	(496)
Effect of changes in currency exchange rates	(208)	(7)	(150)	(13)	2	(376)

Balance, December 31, 2003	$1,912	$135	$1,056	$164	$(143)	$3,124

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.	Invested Assets and Income (Cont’d)

F)	NET INVESTMENT INCOME

Net investment income has the following components:

	2003	2002	2001

Interest from:
Bonds	$3,831	$3,810	$2,242
Mortgages	951	899	852
Policy loans	224	195	119
Cash, cash equivalents and short-term securities	134	122	116

Interest income	5,140	5,026	3,329
Dividends from stocks	103	135	95
Real estate income (net)	222	223	192
Amortization of deferred net realized gains	496	433	517
Amortization of unrealized gains and losses	(140)	(186)	(68)
Derivative realized and unrealized gains and losses(1)	(85)	(89)	17
Other items (net)(2)	184	203	145

	5,920	5,745	4,227
Provisions for losses on investments	(113)	(365)	(4)
Investment expenses and taxes	(104)	(99)	(61)
Impact of discontinued operations	—	(150)	—

Total net investment income	$5,703	$5,131	$4,162

(1)	Consists of realized and unrealized gains on derivatives that are reported at fair value. Additional derivative income of $(47) ($(122) in 2002, $(82) in 2001) is included in net investment income.
(2)	Includes gains and losses on sales of subsidiaries (Note 5).

G)	SECURITIES LENDING

The Company engages in securities lending to generate additional income. Certain securities from its portfolio are loaned to other institutions for short periods. Collateral, which exceeds the market value of the loaned securities, is deposited by the borrower with a lending agent, usually a securities custodian, and retained by the lending agent until the underlying security has been returned to the Company. The market value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the market values fluctuate. It is Company practice to obtain a guarantee from the lending agent against counterparty default, including collateral deficiency. At December 31, 2003, the Company had loaned securities (which are included in invested assets) with a carrying value and market value of approximately $568 and $609, respectively.

H)	LOAN SECURITIZATIONS

During the year, the Company sold commercial mortgages to a trust which subsequently issued securities backed by the commercial mortgages. The Company was retained to service and administer the mortgages and also retained a subordinated investment interest in the issued securities. Similar transactions occurred in 2002 and 2001. Details of these transactions are shown in the following table.

	2003	2002	2001

Carrying value of mortgages sold	$623	$497	$265
Gain on sale	$70	$28	$4

As at December 31, 2003, the key assumptions of the discounted cash flows models and the sensitivity of the fair values of the retained interests to an immediate 10% and 20% (10% and 20% in 2002) adverse change in key assumptions are as follows:

	2003		2002

	Mortgages	Bonds	Mortgages	Bonds

Carrying value of retained interests	$161	$4	$128	$8
Fair value of retained interests	$174	$5	$130	$8
Weighted-average remaining life (in years)	5.5-21.24	8.7	3.8-9.6	9.7
Discount rate	2.5-7.0%	11.1%	6.0-7.9%	11.1%
Impact on fair value of 10% adverse change	$6	$1	$4	$1
Impact on fair value of 20% adverse change	$10	$1	$7	$1
Anticipated credit losses	—	0.6%	—	0.6%
Impact on fair value of 10% adverse change		$1		$1
Impact on fair value of 20% adverse change		$2		$2

The sensitivity analysis in the table above is hypothetical and should be used with caution. As the figures indicate, changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

The credit losses, net of recoveries, of the securitized bond portfolio for 2003 were $4 ($23 in 2002). As at December 31, 2003, the securitized bond portfolio included bonds of $17 that were 90 days or more past due ($24 in 2002).

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.	Invested Assets and Income (Cont’d)

The following table summarizes certain cash flows received from securitization trusts in 2003, 2002 and 2001:

	2003		2002		2001

	Mortgages	Bonds	Mortgages	Bonds	Mortgages	Bonds

Proceeds from new securitizations	$693	$—	$525	$—	$269	$—
Cash flows received on retained interests and servicing fees	$26	$—	$17	$2	$9	$4

9.	Derivative Financial Instruments

The Company uses derivative instruments for hedging and risk management purposes or in replication strategies to reproduce permissible investments. The accounting policies for the derivative financial instruments are described in Note 1. The Company monitors the gap in market sensitivities between liabilities and supporting assets for its hedging strategies. That gap is managed within defined tolerance limits by, where appropriate, the use of derivative instruments. Models and techniques are used by the Company to ensure the continuing effectiveness of its hedging strategies.

Derivative instruments are either exchange-traded or over-the-counter contracts negotiated between two counterparties. The notional amount is the basis for calculating payments and is generally not the actual amount exchanged. Since counterparty failure in an over-the-counter derivative transaction could render it ineffective for hedging purposes, the Company transacts its derivative contracts with counterparties rated AA or better. In limited circumstances, the Company will enter into transactions with lower rated counterparties if credit enhancement features are included. As at December 31, 2003, the Company had assets of $94 ($188 in 2002) pledged as collateral for derivative contracts.

The Company has the following amounts outstanding at December 31:

	2003

			Notional Amounts

			Term to Maturity
	Fair Value					Total	Credit	Risk-
			Under	One to	Over	Notional	Equivalent	Weighted
	Positive(1)	Net	1 year	5 years	5 years	Amount	Amount(2)	Amount(3)

Interest rate contracts	$249	$(173)	$2,271	$5,781	$6,325	$14,377	$361	$7
Foreign exchange contracts	599	570	892	1,119	1,657	3,668	777	21
Equity and other contracts	385	318	3,836	1,770	2,512	8,118	1,111	25

Total	$1,233	$715	$6,999	$8,670	$10,494	$26,163	$2,249	$53

Over-the-counter contracts						$25,924

Exchange-traded contracts						$239

	2002

			Notional Amounts

			Term to Maturity
	Fair Value					Total	Credit	Risk-
			Under	One to	Over	Notional	Equivalent	Weighted
	Positive(1)	Net	1 year	5 years	5 years	Amount	Amount(2)	Amount(3)

Interest rate contracts	$495	$(294)	$544	$7,788	$6,401	$14,733	$630	$14
Foreign exchange contracts	198	27	740	981	1,894	3,615	397	13
Equity and other contracts	524	397	2,132	1,943	2,435	6,510	1,223	21

Total	$1,217	$130	$3,416	$10,712	$10,730	$24,858	$2,250	$48

Over-the-counter contracts						$24,192

Exchange-traded contracts						$666

(1)	Used to determine the credit risk exposure if the counterparties were to default. The credit risk exposure is the cost of replacing, at current market rates, all contracts with a positive fair value.
(2)	The credit risk exposure plus an amount for potential future credit exposure. Determined in accordance with guidelines provided by the OSFI.
(3)	This measure is used to determine the amount of capital necessary to support derivative transactions for certain Canadian regulatory purposes. It is determined in accordance with guidelines provided by the OSFI, and reflects the credit equivalent amount weighted according to the nature of the derivative and the creditworthiness of the counterparty.

Fair values of interest rate swap contracts and foreign exchange swap contracts are determined by discounting expected future cash flows using current market interest and exchange rates for similar instruments. Fair values of options, financial futures, and common stock index swaps are based on the quoted market prices or the value of underlying securities or indices.

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10.	Other Assets and Goodwill

Other assets consist of the following:

	2003	2002

Accounts receivable	$1,415	$1,433
Investment income due and accrued	1,153	1,326
Future income taxes (Note 20)	977	1,032
Deferred acquisition costs	548	849
Intangible assets	763	786
Prepaid expenses	623	536
Outstanding premiums	389	384
Capital assets	196	230
Other	396	419

Total other assets	$6,460	$6,995

Amortization of deferred acquisition costs charged to income amounted to $234 in 2003 ($316 and $305 in 2002 and 2001, respectively).

Capital assets are carried at a cost of $601 ($630 in 2002), less accumulated depreciation and amortization of $405 ($400 in 2002). Depreciation and amortization charged to income totalled $67 ($75 and $66 in 2002 and 2001, respectively).

INTANGIBLE ASSETS

In addition to the intangible assets of $763 ($786 in 2002) shown in the table above, intangible assets of $744 ($510 in 2002) for investments accounted for by the equity method are included in other invested assets. Amortization of intangible assets recorded in operating expenses during the year was $24 ($17 in 2002 and $4 in 2001). As at December 31, 2003, the components of the intangible assets included in other invested assets and other assets are as follows:

	2003			2002

	Gross carrying	Accumulated	Net	Gross carrying	Accumulated	Net
	amount	amortization	amount	amount	amortization	amount

Amortizable intangible assets:
Sales potential of field force	$400	$16	$384	$400	$6	$394
Asset administration contracts	201	14	187	195	9	186
Banking distribution channel	36	8	28	43	5	38
Other	3	1	2	8	1	7

	640	39	601	646	21	625

Non-amortizable intangible assets:
Fund management contracts	839	—	839	601	—	601
Brand name	54	—	54	54	—	54
State licenses	13	—	13	16	—	16

	906	—	906	671	—	671

Total intangible assets	$1,546	$39	$1,507	$1,317	$21	$1,296

GOODWILL

In addition to the goodwill of $5,573 ($5,969 in 2002) shown on the consolidated balance sheets, goodwill of $396 ($209 in 2002) for investments accounted for by the equity method is included in other invested assets. Goodwill amortization ceased in 2002. The amount charged to net investment income or operating expenses was $9 and $10, respectively, in 2001.

Changes in goodwill of subsidiaries and investments accounted for by the equity method are as follows:

		United		Corporate
	Canada	States	Asia	Capital	Total

Balance, January 1, 2002	$66	$2,016	$30	$91	$2,203
Acquisitions*	3,815	199	—	—	4,014
Dispositions	(20)	(32)	—	—	(52)
Adjustments (Note 3)	—	30	—	—	30
Effect of changes in currency exchange rates	—	(9)	—	(8)	(17)

Balance, December 31, 2002	3,861	2,204	30	83	6,178
Acquisitions	190	48	—	—	238
Dispositions	(3)	(41)	(1)	—	(45)
Effect of changes in currency exchange rates	—	(402)	—	—	(402)

Balance, December 31, 2003	$4,048	$1,809	$29	$83	$5,969

*	As restated (Note 3).

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.	Actuarial Liabilities and Other Policy Liabilities

A)	ACTUARIAL POLICIES

Actuarial liabilities and other policy liabilities represent the estimated amounts which, together with estimated future premiums and net investment income, will provide for outstanding claims, estimated future benefits, policyholders’ dividends, taxes (other than income taxes) and expenses on in-force policies.

In calculating actuarial liabilities and other policy liabilities, assumptions must be made about the timing and amount of many events, including death, accident or sickness, investment, inflation, policy termination, expenses, taxes, premiums, commissions and policyholder dividends. The assumptions used by the Company in determining the actuarial liabilities are described in detail later in this note.

The Company uses best estimate assumptions for expected future experience. Uncertainty is inherent in the process, as no one can accurately predict the future. Some assumptions relate to events that are anticipated to occur many years in the future and are likely to require subsequent revision. Additional provisions are included in the actuarial liabilities to provide for possible adverse deviations from the best estimates. If the assumption is more susceptible to change or if the actuary is less certain about the underlying best estimate assumption, a correspondingly larger provision is included in the actuarial liabilities.

In determining these provisions, the Company ensures:

•	When taken one at a time, each provision is reasonable with respect to the underlying best estimate assumption, and the extent of uncertainty present in making that assumption.

•	In total, the cumulative effect of all provisions is reasonable with respect to the total actuarial liabilities.

With the passage of time and resulting reduction in estimation risk, the provisions are released into income. Due to the long-term nature of policy liabilities, the margin for possible deviations generally increases for contingencies further in the future. The best estimate assumptions and margins for adverse deviations are reviewed annually and revisions are made where deemed necessary and prudent.

B)	COMPOSITION OF ACTUARIAL LIABILITIES AND OTHER POLICY LIABILITIES

The actuarial liabilities and other policy liabilities consist of the following:

	2003

		United		United	Other
	Canada	States	Asia	Kingdom	Operations(1)	Total

Individual participating life	$10,735	$5,235	$1,015	$3,689	$84	$20,758
Individual non-participating life(2)	1,605	3,359	—	(27)	313	5,250
Group life	1,333	116	—	25	—	1,474
Individual annuities	10,680	19,315	—	3,433	—	33,428
Group annuities	6,181	4,397	—	—	—	10,578
Health insurance	3,131	451	—	—	54	3,636

Total actuarial liabilities	33,665	32,873	1,015	7,120	451	75,124
Add: other policy liabilities(3)	784	523	72	178	673	2,230

Actuarial liabilities and other policy liabilities	$34,449	$33,396	$1,087	$7,298	$1,124	$77,354

	2002

		United		United	Other
	Canada	States	Asia	Kingdom	Operations(1)	Total

Individual participating life	$10,241	$5,959	$1,011	$4,131	$87	$21,429
Individual non-participating life	1,525	8,507	—	(21)	296	10,307
Group life	1,417	132	—	43	—	1,592
Individual annuities	10,769	21,375	—	3,718	—	35,862
Group annuities	6,441	7,084	—	—	—	13,525
Health insurance	3,375	600	—	395	80	4,450

Total actuarial liabilities	33,768	43,657	1,011	8,266	463	87,165
Add: other policy liabilities(3), (4)	870	551	77	381	868	2,747

Actuarial liabilities and other policy liabilities	$34,638	$44,208	$1,088	$8,647	$1,331	$89,912

(1)	Primarily business from the run-off reinsurance operations.
(2)	Decrease from 2002 due to the sale of Clarica U.S. in January 2003 (Note 5).
(3)	Consists of policy benefits payable, provisions for unreported claims, provisions for policyholder dividends and provisions for experience rating refunds.
(4)	As restated (Note 3).

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.	Actuarial Liabilities and Other Policy Liabilities (Cont’d)

C)	TOTAL ASSETS SUPPORTING ACTUARIAL LIABILITIES, EQUITY AND OTHER

Bonds and mortgages are used extensively to support actuarial liabilities, particularly in the annuity and group businesses. Stocks and real estate are primarily used to support individual participating life insurance business where the Company has some ability to adjust policyholder dividends. Equity and other includes assets in both insurance and non-insurance operations of the Company. The following tables show the total assets supporting actuarial liabilities, equity and other:

	2003

	Bonds	Mortgages	Stocks	Real Estate	Other	Total

Individual participating life	$12,713	$3,641	$2,711	$2,094	$4,681	$25,840
Individual non-participating life	4,124	870	239	5	1,149	6,387
Group life	1,672	573	17	21	346	2,629
Individual annuities	28,163	4,535	58	26	4,808	37,590
Group annuities	8,524	2,436	26	118	781	11,885
Health insurance	4,431	1,298	15	16	874	6,634
Equity and other	6,463	248	407	787	10,339	18,244

Total assets	$66,090	$13,601	$3,473	$3,067	$22,978	$109,209

	2002*

	Bonds	Mortgages	Stocks	Real Estate	Other	Total

Individual participating life	$12,627	$4,226	$3,378	$2,213	$4,646	$27,090
Individual non-participating life	7,776	1,451	162	12	2,102	11,503
Group life	1,809	643	17	17	274	2,760
Individual annuities	30,002	4,988	130	42	4,828	39,990
Group annuities	10,595	2,845	61	161	1,207	14,869
Health insurance	4,340	1,330	30	24	917	6,641
Equity and other	6,218	316	443	754	12,868	20,599

Total assets	$73,367	$15,799	$4,221	$3,223	$26,842	$123,452

*	As restated (Note 3).

D)	CHANGES IN ACTUARIAL LIABILITIES

Changes in actuarial liabilities during the year are as follows:

	2003	2002

Actuarial liabilities, January 1	$87,165	$57,858

Change in liabilities on in-force business	(1,777)	(3,288)
Liabilities arising from new policies	3,225	7,110
Significant changes in assumptions or methodology:(1)
Gross increases	313	—
Gross decreases	(137)	—

Increase in actuarial liabilities	1,624	3,822

Acquisition	—	23,929
Discontinued operations	—	643
Changes in intrinsic value of options that hedge the GMDB(2)	(199)	224
Increases related to the restructuring of Sun Life Assurance and Clarica (Note 4)	—	104
Dispositions and other	(4,603)	(18)
Change due to ceding reinsurance agreements	(465)	—
Effect of changes in currency exchange rates	(8,398)	603

Actuarial liabilities, December 31	75,124	87,165
Add: other policy liabilities(3)	2,230	2,747

Actuarial liabilities and other policy liabilities, December 31	$77,354	$89,912

(1)	During the second quarter of 2003, the Company implemented a number of changes to its U.S. actuarial liability calculations. These changes reflect improved modeling capabilities now permitted under the updated Canadian Institute of Actuaries Consolidated Standards of Practice and the impact of lower interest rates on the cost of certain guarantees. The net impact of these changes resulted in an increase to actuarial liabilities of $6 (gross increases of $143 net of gross decreases of $137). The actuarial liability for segregated fund guarantees was increased by approximately $170 in the fourth quarter of 2003 to protect against increased downside risk following the rise in the equity markets.
(2)	The changes in intrinsic value of the options that hedge GMDB products are included in the increase in actuarial liabilities in the consolidated statements of operations and other invested assets in the consolidated balance sheets.
(3)	As restated (Note 3).

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.	Actuarial Liabilities and Other Policy Liabilities (Cont’d)

E)	FAIR VALUE OF ACTUARIAL LIABILITIES, FUTURE INCOME TAXES AND DEFERRED NET REALIZED GAINS

The fair value of total actuarial liabilities shown in the tables above is $81,513 in 2003 and $93,360 in 2002, as restated. Fair value of actuarial liabilities is determined by reference to the fair value of the assets supporting those liabilities. The fair value of the net deferred income tax asset related to life insurance companies is $(25) in 2003 (carrying value of $426) and $213 in 2002, as restated (carrying value of $840). Fair value of income taxes represents the amount that would be recognized on the balance sheet if the financial instruments were measured at fair value. Deferred net realized gains, which are taken into account in establishing the actuarial liabilities, no longer exist when financial assets and liabilities are measured at fair value.

F)	ASSUMPTIONS AND MEASUREMENT UNCERTAINTY

Mortality

Mortality refers to the rate at which death occurs for a defined group of people. Insurance mortality is generally based on the Company’s average five-year experience. For annuities, Company experience is combined with industry experience, since the Company’s own experience is insufficient to be statistically reliable. Assumed future mortality rates on annuities are adjusted to reflect expected improvements in mortality. Assumed mortality rates for life insurance contracts do not reflect any future improvement which might occur.

For products where higher mortality would be financially adverse to the Company, a 1% increase in the best estimate assumption would decrease the net income by $84. For products where lower mortality would be financially adverse to the Company, a 1% reduction in the mortality assumption would decrease the net income by $30.

Morbidity

Morbidity refers to the rate of accident or sickness, and recovery therefrom, for a defined group of people. Most of the Company’s disability insurance is marketed on a group basis. In Canada, the Company offers critical illness policies and long-term care on an individual basis. Medical stop loss insurance is offered on a group basis in the United States. In Canada, group morbidity assumptions are based on the Company’s five-year average experience, modified to reflect the trend in recovery rates. For long-term care and critical illness insurance, assumptions are developed in collaboration with our reinsurers and are largely based on their experience. In the United States, Company experience is used for both medical stop loss and disability assumptions, with some consideration for industry experience. Larger provisions for adverse deviation are used for those benefits where Company or industry experience is limited. For products where the morbidity is a significant assumption, a 1% change in that assumption would reduce the net income by $17.

Investment Return

The Company generally maintains distinct asset portfolios for each line of business. To ensure the adequacy of assets backing the liabilities, the Company does cash flow testing using a set of plausible future interest rates and economic environments as well as a set of prescribed scenarios. In each test, asset and liability cash flows are projected. Net cash flows are invested in new assets, if positive, or assets are sold to meet cash needs, in accordance with the assumptions in the test and the standards of the Canadian Institute of Actuaries. Whenever needed, specific assumptions are made for cyclical credit risks that exceed the long-term expectation. Deferred net realized gains are taken into account in establishing the actuarial liabilities.

Asset Default

In addition to the allowances for losses on invested assets outlined in Note 8, the actuarial liabilities include an amount of $2,005 determined on a pre-tax basis ($1,869 in 2002) to provide for possible future asset defaults and loss of asset value. This provision results from a reduction in the expected future investment yield or a reduction in the value of equity assets recognized in the computation of actuarial liabilities. The reduction varies depending on the creditworthiness of the class of asset.

Segregated Fund Guarantees

The Company has a large volume of accumulation annuities primarily in the United States subject to equity market movements. The Company also reinsures the guarantees offered on accumulation annuities issued by other insurance companies in the United States, although the Company no longer accepts new business on these reinsurance treaties. The Company monitors its experience for these guarantees on a monthly basis, and has hedged a large percentage of its exposure with long dated put options against the S&P 500.

The Company has a block of unit linked products in the United Kingdom which offer guaranteed annuity purchase price options. While not segregated fund guarantees, the exposure to the annuity options is dependent on the equity market movements.

The Company used stochastic modelling techniques which test a large number of different scenarios of future market returns to estimate the actuarial liability for the various guarantees offered under these products. The sensitivity of the actuarial liability to changes in expected equity market returns is significant for those blocks of business. For example, a 1% reduction in the expected long-term equity market return assumption would decrease the net income for segregated fund guarantees by $77.

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.	Actuarial Liabilities and Other Policy Liabilities (Cont’d)

Interest Rate

Interest rate risk is the potential for financial loss arising from changes in interest rates. For example, the Company is exposed to this risk when the cash flows from assets and the policy obligations they support are significantly mismatched, as this may result in the need to either sell assets to meet policy payments and expenses, or re-invest excess asset cash flows under unfavourable interest environments.

To manage this risk, a matching policy is established for each portfolio of assets and related liabilities. Asset/liability management programs are in place to implement this policy. The primary approach used is duration gap analysis, which measures the sensitivity of assets and liabilities to interest rate changes across the entire yield curve. Key rate duration analysis is used to examine the duration gap of assets and liabilities at discrete intervals on the yield curve. These gaps are managed within specified tolerance limits.

Interest rate sensitivity is provided for in the actuarial liabilities for all policies, with adequate provisions to absorb moderate changes in interest rates.

For certain product types, including participating insurance and certain forms of universal life policies and annuities, the effect of changes in the interest rate environment will be largely passed through to policyholders as changes to the amount of dividends declared or to the rate of interest credited. These changes occur routinely as interest rates change, and reflect the normal operation of these policies according to their contractual terms.

For the Company’s actuarial liabilities, an immediate 1% parallel increase in interest rates at December 31, 2003 across the entire yield curve, assuming the Company was unable to take any investment action to mitigate the impact of this change, would result in an estimated increase in net income of $145. Conversely, an immediate 1% parallel decrease in interest rates, again, assuming no other investment action, would result in an estimated decrease in net income of $252. These sensitivities do not reflect any hedging that has taken place since year-end.

Among the different lines of insurance business, annuities are one of the most sensitive to changes in interest rates. Asset and liability cash flows by year for this business are set out in the table below.

	2003

	Under	1 to	Over 5 years	Over
	1 year	5 years	to 10 years	10 years	Total

CANADA
Assets	$3,593	$8,514	$4,184	$8,877	$25,168
Liabilities	3,486	8,946	3,972	9,121	25,525

Cash flow gap	$107	$(432)	$212	$(244)	$(357)

UNITED STATES
Assets	$3,758	$11,712	$8,601	$5,113	$29,184
Liabilities	2,849	13,751	7,294	6,537	30,431

Cash flow gap	$909	$(2,039)	$1,307	$(1,424)	$(1,247)

UNITED KINGDOM
Assets	$364	$970	$1,309	$5,031	$7,674
Liabilities	265	1,053	1,297	5,121	7,736

Cash flow gap	$99	$(83)	$12	$(90)	$(62)

Policy Termination Rates

Policyholders may allow their policies to terminate prior to the end of the Contractual Coverage period by choosing not to continue to pay premiums or by exercising one of the non-forfeiture options in the contract. Assumptions for termination experience on life insurance are generally based on the Company’s average five-year experience. Termination rates vary by plan, age at issue, method of premium payment and policy duration. For universal life contracts, it is also necessary to set assumptions about premium cessation occurring prior to termination of the policy. Studies prepared by industry or actuarial bodies are used for certain products where the Company’s experience is too limited to be statistically valid.

For individual life insurance products where fewer terminations would be financially adverse to the Company, net income would be decreased by $56 if the termination rate assumption was reduced by 10% starting in policy year six (5% for participating policies and policies with adjustable premiums). For products where more terminations would be financially adverse to the Company, net income would be decreased by $61 if an extra 1% of the in-force policies were assumed to terminate each year beginning in policy year six (0.5% for participating policies and policies with adjustable premiums).

Operating Expenses and Inflation

Actuarial liabilities provide for future policy-related expenses. These include the costs of premium collection, claims adjudication and processing, actuarial calculations, preparation and mailing of policy statements and related indirect expenses and overhead. Expense assumptions are mainly based upon recent Company experience using an internal expense allocation methodology. The increases assumed in future expenses are consistent with the inflation rate used in the scenario testing under the standards established by the Canadian Institute of Actuaries. The sensitivity of actuarial liabilities to a 10% increase in unit expenses Company-wide would result in a decrease in net income of $238.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.	Actuarial Liabilities and Other Policy Liabilities (Cont’d)

Provision for Policyholder Dividends

An amount equal to the policyholder dividends expected to be allotted to policyholders over the next twelve months is shown as a provision for policyholder dividends. Actuarial liabilities provide for the payment of future policyholder dividends beyond the next twelve months. Both liabilities are determined taking into account the scale of dividends approved by the Board and the expectation that future dividends will be adjusted to reflect future experience. Policyholder dividends of $753 are included in policyholder dividends and interest on claims and deposits in the consolidated statements of operations ($856 and $737 in 2002 and 2001, respectively).

G)	REINSURANCE AGREEMENTS

Reinsurance is used primarily to limit exposure to large losses. The Board approves the Company’s individual life insurance retention policy and limits which require that such arrangements be placed with well-established, highly rated reinsurers. Coverage is well diversified and controls are in place to manage exposure to reinsurance counterparties. While reinsurance arrangements provide for the recovery of claims arising from the liabilities ceded, the Company retains primary responsibility to the policyholders. The effect of reinsurance on premiums and payments to policyholders, beneficiaries and depositors is summarized as follows:

	2003	2002	2001

Premiums:
Direct premiums	$13,688	$15,061	$9,722
Reinsurance assumed	723	577	169
Reinsurance ceded	(868)	(763)	(454)

	$13,543	$14,875	$9,437

Payments to policyholders, beneficiaries and depositors:
Direct payments	$12,922	$11,585	$6,937
Reinsurance assumed	809	511	235
Reinsurance ceded	(919)	(408)	(292)

	$12,812	$11,688	$6,880

Actuarial liabilities are shown net of ceded reinsurance of $2,528 in 2003 ($1,805 in 2002).

H)	ROLE OF THE APPOINTED ACTUARY

The Appointed Actuary is appointed by the Board and is responsible for ensuring that the assumptions and methods used in the valuation of policy liabilities are in accordance with accepted actuarial practice, applicable legislation and associated regulations or directives.

The Appointed Actuary is required to provide an opinion regarding the appropriateness of the policy liabilities at the balance sheet dates to meet all obligations to policyholders of the Company. Examination of supporting data for accuracy and completeness and analysis of Company assets for their ability to support the amount of policy liabilities are important elements of the work required to form this opinion.

The Appointed Actuary is required each year to analyze the financial condition of the Company and prepare a report for the Board. The 2003 analysis tested the capital adequacy of the Company until December 31, 2007 under various adverse economic and business conditions. The Appointed Actuary reviews the calculation of the Company’s Canadian Minimum Continuing Capital and Surplus Requirements (MCCSR) ratio, which is calculated on its worldwide insurance operations. The MCCSR ratio at December 31, 2003 was well in excess of the minimum requirement. In addition, foreign operations and foreign subsidiaries of the Company must comply with local capital requirements in each of the jurisdictions in which they operate. Furthermore, the Company is required to appropriate retained earnings of $2,406 ($2,246 in 2002). All of these regulatory requirements constrain the Company’s ability to distribute its retained earnings.

12.	Other Liabilities

Other liabilities consist of the following:

	2003	2002*

Accounts payable	$3,368	$3,248
Bond repurchase agreements	1,458	1,570
Accrued expenses and taxes	1,425	1,041
Borrowed funds (Note 13)	123	306
Future income taxes (Note 20)	515	346
Provisions for future policyholder costs	173	227
Other	733	897

Total other liabilities	$7,795	$7,635

*	As restated (Note 3).

The Company enters into bond repurchase agreements for operational funding and liquidity purposes. Bond repurchase agreements have maturities ranging from 2 to 135 days, averaging 35 days, and bearing interest rates averaging 2.67% as at December 31, 2003 (2.82% in 2002). As at December 31, 2003, the Company had assets with a total market value of $1,457 ($1,566 in 2002) pledged as collateral for the bond repurchase agreements.

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.	Borrowed Funds

The following obligations are included in borrowed funds:

	Currency of Borrowing	Maturity	2003	2002

Bank credit facilities(1)	U.S. dollars	2005	$39	$237
Encumbrances on real estate	Canadian dollars	2004-2012	34	28
	U.S. dollars	2004-2014	50	41

Total borrowed funds			$123	$306

(1)	At a floating rate, linked to London InterBank Offered Rate.

At December 31, 2003, aggregate maturities of encumbrances on real estate are as follows:

Year	Amount

2004	$13
2005	3
2006	6
2007	15
2008	17
Thereafter	30

Total	$84

At December 31, 2003, bank credit facilities are $39 ($237 in 2002) and the weighted average interest rates related to those borrowings is 1.47% (2.05% in 2002). The U.S. dollar bank credit facility is secured by the future distribution fee stream of the mutual funds under the management of MFS.

At December 31, 2003, the Company had $323 in a line of credit from a financial institution of which $284 was unused. This line of credit has a term of two years.

Interest expense for the borrowed funds was $15, $26 and $30 for 2003, 2002 and 2001 respectively.

14.	Subordinated Debt

The following obligations are included in subordinated debt:

		Interest
	Currency	Rate	Maturity	2003	2002

Subordinated debentures(1)	Canadian dollars	5.80%	2013	$253	$253
Subordinated debentures(2)	Canadian dollars	6.65%	2015	300	300
Subordinated debentures(3)	Canadian dollars	6.15%	2022	799	799
Subordinated debentures(4)	Canadian dollars	6.30%	2028	150	150
Subordinated notes	U.S. dollars	6.63%	2007	35	236
Subordinated notes	U.S. dollars	7.25%	2015	193	236
Cumulative capital securities(5)	U.S. dollars	8.53%		774	948

Total				$2,504	$2,922

Fair value				$2,771	$3,119

(1)	After May 15, 2008, interest is payable at 1% over the 90-day Bankers’ Acceptance Rate. Redeemable in whole or in part at any time.
(2)	After October 12, 2010, interest is payable at 1% over the 90-day Bankers’ Acceptance Rate. Redeemable in whole or in part at any time prior to October 12, 2010. On or after October 12, 2010, redeemable in whole on interest payment date.
(3)	Issued June 25, 2002. After June 30 2012, interest is payable at 1.54% over the 90-day Bankers’ Acceptance Rate. Redeemable in whole or in part at any time.
(4)	Redeemable in whole or in part at any time.
(5)	On May 6, 1997, Sun Life of Canada (U.S.) Capital Trust I, a Delaware statutory business trust of the Company, issued U.S.$600 of 8.53% cumulative capital securities (Securities). These Securities have no scheduled maturity date. Distributions are payable semi-annually in arrears and are indirectly guaranteed by Sun Life Assurance Company of Canada on a subordinated basis. As at December 31, 2003, the Securities have been reclassified from cumulative capital securities of a subsidiary to subordinated debt on the consolidated balance sheets.

Fair value is based on market prices for the same or similar instruments as appropriate. Interest expense on subordinated debt was $194, $166 and $138 for 2003, 2002 and 2001, respectively.

On September 16, 2003, the Company’s wholly-owned subsidiary, Sun Canada Financial Co. notified the holders of its 6.63% U.S. dollar subordinated notes of its offer to redeem the notes prior to the maturity date of December 15, 2007. When the offer expired on September 23, 2003, $165 (81.6% of the originally issued notes) had been redeemed. Redemption premiums of $24 ($14 net of taxes) were recorded in net investment income in 2003.

On January 28, 2002, the Company redeemed $300 principal amount of debentures prior to the maturity date. Redemption premiums of $30, net of taxes of $7, were recorded in 2001.

All of the subordinated debt and cumulative capital securities qualify as capital for Canadian regulatory purposes.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15.	Non-controlling Interests in Subsidiaries

Non-controlling interests in the consolidated balance sheets consist of the following:

	2003	2002

SLEECS issued by the Trust	$1,150	$1,150
Preferred shares of Sun Life Assurance Company of Canada(1)	155	158
Non-controlling interests in MFS and McLean Budden Limited	31	48

Total non-controlling interests in subsidiaries	$1,336	$1,356

(1)	These preferred shares were issued by Clarica before amalgamating with Sun Life Assurance.

Non-controlling interests in net income of subsidiaries include the preferred shares dividend payments of $7 ($5 in 2002 and nil in 2001), non-controlling interests in the Trust of $51 ($45 in 2002 and $7 in 2001) and non-controlling interests in MFS and McLean Budden Limited of $7 ($33 in 2002 and $61 in 2001).

On June 25, 2002, the Trust, a controlled trust of Sun Life Assurance Company of Canada, issued $200 of non-voting Sun Life ExchangEable Capital Securities — Series B (SLEECS Series B). Holders of the SLEECS Series B are entitled to receive a semi-annual non-cumulative fixed cash distribution of $35.465 per SLEECS Series B, representing an annual yield of 7.093% of the one thousand dollar initial issue price, payable out of the Trust’s net distributable funds. The SLEECS Series B are subject to terms that are similar to those of the prior Sun Life ExchangEable Capital Securities Series A (SLEECS Series A) offering as described below. The proceeds of this offering were used for general corporate purposes, including investments in subsidiaries.

On October 19, 2001, the Trust issued $950 of non-voting SLEECS Series A. Holders of the SLEECS Series A are entitled to receive a semi-annual non-cumulative fixed cash distribution of $34.325 per SLEECS Series A, representing an annual yield of 6.865% of the one thousand dollars initial issue price, payable out of the Trust’s net distributable funds. If Sun Life Assurance Company of Canada has not declared dividends on its Class B Non-cumulative Preferred Shares Series A or on any of its preferred shares listed on a stock exchange, cash distributions will not be made on the SLEECS Series A. Subject to regulatory approval, the Trust may redeem the SLEECS Series A at any time after the fifth anniversary of the date of issuance and, in certain limited circumstances, may also redeem the SLEECS Series A during the first five years. The holders of the SLEECS Series A have the right at any time to surrender each one thousand dollars face amount of SLEECS Series A and to receive from the Trust in exchange 40 Class A Non-cumulative Preferred Shares Series Z of Sun Life Assurance Company of Canada, subject to compliance with the Declaration of Trust. Proceeds of issuing the SLEECS Series A were used to finance in part the acquisition of Keyport and IFMG. Both SLEECS Series A and SLEECS Series B qualify as capital for Canadian regulatory purposes.

Pursuant to the Share Exchange Agreement, Sun Life Financial Inc. and Sun Life Assurance Company of Canada agreed that if the Trust fails to pay on any regular distribution date the required cash distributions on the SLEECS in full, Sun Life Assurance Company of Canada will not pay dividends on its public preferred shares.

16.	Share Capital and Normal Course Issuer Bid

The authorized share capital of Sun Life Financial Inc. consists of the following:

•	An unlimited number of common shares without nominal or par value. Each common share is entitled to one vote at meetings of the shareholders of Sun Life Financial Inc. There are no pre-emptive, redemption, purchase or conversion rights attached to the common shares.

•	An unlimited number of Class A and Class B non-voting preferred shares, issuable in series. The Board is authorized to fix before issuing the shares, the number, the consideration per share, the designation of and the rights and restrictions of the Class A and Class B shares of each series, subject to the special rights and restrictions attached to all the Class A and Class B shares.

The changes and the number of shares issued and outstanding are as follows:

	2003		2002		2001

	Number		Number		Number
	of shares	Amount	of shares	Amount	of shares	Amount

Common shares (in millions of shares)
Balance, January 1	618	$7,420	432	$1,100	422	$795
Common shares issued, net of issuance costs and fair value of stock options granted as consideration for business acquisition (Note 3)	2	63	185	6,281	—	—
Shares issued for cash	—	—	—	—	11	330
Stock options exercised (Note 18)	1	28	1	39	—	—
Commissions and offering costs, net of taxes	—	—	—	—	—	(23)
Common shares purchased for cancellation	(18)	(222)	—	—	(1)	(2)
Common shares cancelled for lost policyholders	(3)	—	—	—	—	—

Balance, December 31	600	$7,289	618	$7,420	432	$1,100

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16.	Share Capital and Normal Course Issuer Bid (Cont’d)

On February 12, 2003, the Company announced that the Board of Directors had authorized the purchase of up to 31 million common shares, representing approximately 5% of the common shares issued and outstanding at that time. The purchases are made under a normal course issuer bid in accordance with the rules of The Toronto Stock Exchange (Exchange). The normal course issuer bid covers the period from February 14, 2003 to January 5, 2004, unless the maximum number of common shares is purchased before January 5, 2004. Transactions are executed on the Exchange at the prevailing market price in amounts and times determined by the Company. The Company will make no purchases of common shares other than open-market purchases. The shares purchased as part of the normal course issuer bid are cancelled following purchases. As at December 31, 2003, the Company had purchased approximately 18 million of its common shares at an average price of $28.88 per share for a total amount of $527. Of this amount, purchases of approximately $6 were not cancelled until January, 2004. An additional $5 were subscribed for but not settled at December 31, 2003.

On January 8, 2004, the Company announced that the Board of Directors had authorized the purchase of up to 30 million common shares, representing approximately 5% of the common shares issued and outstanding at that time. The purchases will be made under a renewed normal course issuer bid pursuant to the rules of the Toronto Stock Exchange.

In accordance with the provisions of the Demutualization Plan of Sun Life Assurance Company of Canada and the share capital by-law of Sun Life Financial Inc., unclaimed demutualization benefits issued to eligible policyholders whose addresses were not known to the Company (lost policyholders) were cancelled on February 22, 2003. The unclaimed demutualization benefits that were cancelled on February 22, 2003 include approximately three million common shares of Sun Life Financial Inc. with a nominal share capital, accumulated dividends of approximately $3 and demutualization benefits payable in cash of approximately $10. Under the Demutualization Plan, lost policyholders may claim their cancelled demutualization benefits (including all unpaid dividends on shares) at any time without interest.

On October 4, 2001, Sun Life Financial Inc. issued 11 million common shares at $30.00 per share for $330. Underwriting commissions and offering costs of issuing the common shares amounted to $23 and were deducted from the share capital of Sun Life Financial Inc. Proceeds of issuing the common shares were used to finance in part the acquisition of Keyport and IFMG.

Commencing in May 2001, pursuant to a one-year normal course issuer bid, the Company purchased and cancelled approximately one million of its common shares at an average price of $32.00 per share for a total amount of $35.

17.	Earnings Per Share

	2003		2002	2001

BASIC EARNINGS PER SHARE

Shareholders’ net income from continuing operations	$1,309		$1,034	$882
Income (loss) from discontinued operations, net of income taxes	—		(36)	—

Shareholders’ net income	$1,309		$998	$882

Shareholders’ net income excluding goodwill amortization	$1,309		$998	$901	(2)

Weighted average number of shares outstanding (in millions)	608		543	424

Basic earnings per share from continuing operations	$2.15		$1.91	$2.08
Basic earnings (loss) per share from discontinued operations	—		(0.07)	—

Basic earnings per share	$2.15		$1.84	$2.08

Basic earnings per share excluding goodwill amortization	$2.15		$1.84	$2.13

DILUTED EARNINGS PER SHARE

Shareholders’ net income from continuing operations	$1,309		$1,034	$882
Less: Effect of stock options of subsidiaries(1)	—		3	5

Shareholders’ net income from continuing operations on a diluted basis	$1,309		$1,031	$877
Income (loss) from discontinued operations, net of income taxes	—		(36)	—

Shareholders’ net income on a diluted basis	$1,309		$995	$877

Shareholders’ net income excluding goodwill amortization on a diluted basis	$1,309		$995	$896	(2)

Weighted average number of shares outstanding on a diluted basis (in millions)(1),(4)	608	(3)	543 (3)	424

Diluted earnings per share from continuing operations	$2.15		$1.90	$2.07
Diluted earnings (loss) per share from discontinued operations	—		(0.07)	—

Diluted earnings per share	$2.15		$1.83	$2.07

Diluted earnings per share excluding goodwill amortization	$2.15		$1.83	$2.11

(1)	The effect of stock options is calculated based on the treasury stock method requirements which assume that unrecognized compensation as well as any proceeds from the exercise of the options would be used to purchase common shares at the average market prices during the period.
(2)	Goodwill amortization of $19 for the year ended December 31, 2001 was added back to shareholders’ net income for the calculation of basic and diluted earnings per share excluding goodwill amortization.
(3)	Clarica stock options have been included in the calculations of the diluted earnings per share for the years ended December 31, 2003 and 2002, as they are exercisable to acquire common shares of Sun Life Financial Inc.
(4)	Options to purchase approximately 4 million shares of Sun Life Financial Inc. at the average exercise price of $33.22 per share were outstanding as at December 31, 2003. However, they were not included in the diluted earnings per share calculations, because their exercise prices were greater than the average market price of the common shares.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.	Stock-based Compensation

STOCK OPTION PLANS

Sun Life Financial Inc. granted stock options to certain employees and directors under the Executive Stock Option Plan and the Director Stock Option Plan and to all eligible employees under the Special 2001 Stock Option Award Plan. These options may be exercised at the closing price of the common shares on the Exchange on the trading day preceding the grant date. The options granted under the stock option plans will vest at various times: over a five-year period under the Executive Stock Option Plan, two years after the grant date under the Special 2001 Stock Option Award Plan and over a two-year period or immediately upon death or attainment of the mandatory age for retirement under the Director Stock Option Plan. All options have a maximum exercise period of 10 years. The maximum number of common shares that may be issued under the Executive Stock Option Plan, the Special 2001 Stock Option Award Plan and the Director Stock Option Plan are 29,525,000 shares, 1,150,000 shares and 150,000 shares, respectively. Effective April 2, 2003, further grants under the Sun Life Financial Inc. Director Stock Option Plan were discontinued.

As described in Note 3, all of the Clarica stock options vested immediately prior to the closing date of the acquisition and each unexercised Clarica stock option outstanding on May 29, 2002 became exercisable to acquire common shares of Sun Life Financial Inc. These Clarica stock options are included with those of Sun Life Financial Inc. in the following tables.

The activities in the stock option plans for the years ended December 31 are as follows:

	2003		2002		2001

	Number of	Weighted	Number of	Weighted	Number of	Weighted
	stock options	average	stock options	average	stock options	average
	(thousands)	exercise price	(thousands)	exercise price	(thousands)	exercise price

Balance, January 1	12,421	$29.84	5,545	$29.87	—	$—
Granted	4,778	27.70	4,467	33.16	5,711	29.86
Granted as consideration for business acquisition (Note 3)	—	—	4,503	24.78	—	—
Exercised	863	23.88	1,196	22.58	—	—
Forfeited	1,097	31.07	898	30.82	166	29.60

Balance, December 31	15,239	$29.41	12,421	$29.84	5,545	$29.87

Exercisable, December 31	5,291	$28.69	4,065	$26.37	2	$31.00

The stock options outstanding and exercisable as at December 31, 2003, by exercise price, are as follows:

	Options Outstanding			Options Exercisable

	Number of	Weighted average	Weighted	Number of	Weighted
	stock options	remaining contractual	average	stock options	average
Range of exercise prices	(thousands)	life (years)	exercise price	(thousands)	exercise price

$19.05 to $25.28	1,224	6.8	$21.93	1,224	$21.93
$26.87 to $30.91	8,872	8.2	28.47	1,976	29.15
$31.00 to $33.53	5,062	8.1	32.75	2,051	32.15
$36.50 to $38.50	81	7.9	36.69	40	36.70

	15,239	8.1	$29.41	5,291	$28.69

The weighted average fair values of the stock options, calculated using the Black-Scholes option-pricing model, granted during the year ended December 31, 2003 was $7.61 ($10.62 and $9.66 for 2002 and 2001, respectively). The assumptions for Black-Scholes option pricing model to determine the fair value as at December 31 are as follows:

Weighted-average assumptions	2003	2002	2001

Risk-free interest rate	5.0%	5.4%	4.2% to 5.4%
Expected volatility	25.0%	25.0%	26.0%
Dividend yield	2.5%	1.7%	1.5%
Expected life of the option (in years)	7	7	7

For the options issued prior to January 1, 2001, no compensation expense was recognized as the option’s exercise price was not less than the market price of the underlying stock on the day of grant. When the options are exercised, the proceeds received are credited to common shares.

EMPLOYEE SHARE OWNERSHIP PLAN

The Company matches employees’ contributions to the Sun Life Financial Employee Stock Plan (Plan) for eligible employees in Canada who may contribute from 1% to 20% of their base earnings to the Plan. The Company matches 50% of the lower of the employee contributions and 5% of the employee’s base earnings to an annual maximum of one thousand five hundred dollars. The Company’s contributions vest immediately and are expensed.

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.	Stock-based Compensation (Cont’d)

OTHER STOCK-BASED COMPENSATION PLANS

All other stock-based compensation plans use notional units that are valued based on Sun Life Financial Inc.’s common share price on the Toronto Stock Exchange. Any fluctuation in the Sun Life Financial Inc.’s common share price changes the value of the units, which affects the Company’s stock-based compensation expense. Upon exercise of these units, payments are made to the employees with a corresponding reduction in the accrued liability. In 2003, an aggregate expense of $9 ($2 and $1 for 2002 and 2001, respectively), was recognized in operating expenses in the consolidated statements of operations for changes in the amount of the Company’s liability for these units. Details of these plans are as follows:

Senior Executives’ Deferred Share Unit (DSU) Plan: Under the DSU plan, designated executives may elect to receive all or a portion of their annual incentive award (which is expensed for the year awarded in operating expenses in the consolidated statements of operations) in the form of DSUs. Each DSU is equivalent to one common share and earns dividend equivalents in the form of additional DSUs at the same rate as the dividends on common shares. The designated executives must elect to participate in the plan prior to the beginning of the plan year and this election is irrevocable. Awards generally vest immediately, however, participants are not permitted to redeem the DSUs until termination, death or retirement. The value at the time of redemption will be based on the fair market value of the common shares immediately before their conversion. As at December 31, 2003, there were 582,031 units outstanding (344,989 and 194,746 for 2002 and 2001, respectively).

Restricted Share Unit (RSU) Plan: Under the RSU plan, participants are granted units that are equivalent to one common share and have a fair market value of a common share on the date of grant. Plan participants must hold RSUs for 36 months from the date of grant. RSUs earn dividend equivalents in the form of additional RSUs at the same rate as the dividends on common shares. The redemption value is the fair market value of an equal number of common shares. As at December 31, 2003, there were 663,753 RSUs awarded and outstanding (176,379 and nil for 2002 and 2001, respectively).

Performance Share Unit (PSU) Plan: Under the PSU plan, participants are granted units that are the equivalent to one common share and have a fair market value of a common share on the date of grant. Plan participants must hold PSUs for 36 months from the date of grant. PSUs earn dividend equivalents in the form of additional PSUs at the same rate as the dividends on common shares. No PSUs will vest or become payable unless the Company meets its threshold targets with respect to specified performance targets. The plan provides for an enhanced payout if the Company achieves superior levels of performance to motivate participants to achieve a higher return for shareholders.

Payments to participants are based on the number of PSUs earned multiplied by the market value of the common shares at the end of the three-year performance period. As at December 31, 2003 no PSUs were awarded and outstanding.

19.	Operating Expenses

Operating expenses consist of the following:

	2003	2002	2001

Compensation costs	$1,510	$1,684	$1,528
Premises and equipment costs	287	299	264
Restructuring and other related charges (Note 4)	128	158	—
Capital asset depreciation and amortization (Note 10)	67	76	66
Goodwill amortization (Note 10)	—	—	10
Other(1)	1,096	605	628
Impact of discontinued operations	—	(43)	—

Total operating expenses	$3,088	$2,779	$2,496

(1)	Other for 2003 includes a $338 pre-tax provision for MFS regulatory issues and other actions.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20.	Income Taxes

In the consolidated statements of operations, the income tax expense for the Company’s worldwide operations has the following components:

	2003	2002	2001

CONTINUING OPERATIONS
Canadian income tax expense (benefit):
Current	$61	$116	$23
Future	222	(72)	113

Total	283	44	136

Foreign income tax expense (benefit):
Current	235	69	236
Future	(131)	(15)	(66)

Total	104	54	170

Income tax expense related to continuing operations	387	98	306

DISCONTINUED OPERATIONS
Foreign income tax expense (benefit):
Current	—	(1)	—
Future	—	11	—

Total	—	10	—

Income tax expense related to discontinued operations	—	10	—

Total income taxes	$387	$108	$306

The after tax undistributed earnings of most non-Canadian subsidiaries would be taxed only upon their repatriation to Canada. The Company recognizes a future tax liability, if any, on these undistributed earnings to the extent that management expects they will be repatriated in the foreseeable future. As repatriation of such earnings is not currently planned, the Company has not recognized the future tax liability. If the undistributed earnings of all non-Canadian subsidiaries were repatriated, additional taxes that would be payable are estimated to be $67 as at December 31, 2003 ($56 and $33 in 2002 and 2001, respectively).

The Company’s effective worldwide income tax rate differs from the combined Canadian federal and provincial statutory income tax rate, as follows:

	2003		2002		2001

		%		%		%
Net income from continuing operations	$1,308		$1,033		$881
Add: Income taxes	387		98		306
Non-controlling interests in net income of subsidiaries	65		83		68

Net income from continuing operations before income taxes and non-controlling interests in net income of subsidiaries	$1,760		$1,214		$1,255

Taxes at the combined Canadian federal and provincial statutory income tax rate	$607	34.5	$456	37.6	$520	41.4
Increase (decrease) in rate resulting from:
Higher (lower) effective rates on income subject to taxation in foreign jurisdictions	(134)	(7.6)	(183)	(15.1)	(193)	(15.4)
Tax (benefit) cost of unrecognized losses	(37)	(2.1)	(103)	(8.5)	(23)	(1.8)
Tax exempt investment income	(91)	(5.1)	(107)	(8.8)	(39)	(3.1)
Capital taxes	11	0.6	8	0.7	6	0.5
Changes to statutory income tax rates	29	1.6	(2)	(0.2)	6	0.5
Other	2	0.1	29	2.4	29	2.3

Company’s effective worldwide income taxes	$387	22.0	$98	8.1	$306	24.4

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20.	Income Taxes (Cont’d)

The Company has accumulated tax losses, primarily in the United Kingdom, totaling $2,530 ($3,282 in 2002). The benefit of these tax losses has been recognized to the extent that they are more likely than not to be realized in the amount of $320 ($581 in 2002, as restated) in future income taxes. The Company will realize this benefit in future years through a reduction in current income taxes as and when the losses are utilized. These tax losses are subject to examination by various tax authorities and could be reduced as a result of the adjustments to tax returns. Furthermore, legislative, business or other changes may limit the Company’s ability to utilize these losses.

The following is future tax assets and liabilities in the consolidated balance sheets by source of temporary differences:

	2003		2002

	Assets	Liabilities	Assets	Liabilities*

Investments	$182	$613	$229	$629
Actuarial liabilities	54	(78)	(68)	(196)
Deferred acquisition costs	324	(9)	300	24
Losses available for carry forward	506	(117)	702	(165)
Other	214	106	153	54

	1,280	515	1,316	346
Valuation allowance	(303)	—	(284)	—

Total	$977	$515	$1,032	$346

*	As restated (Note 3).

Future income taxes are the result of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The sources of these temporary differences and the recognized tax effects for continuing operations in the consolidated statements of operations are as follows:

	2003	2002	2001

Investments	$(65)	$(128)	$273
Actuarial liabilities	113	454	(188)
Deferred acquisition costs	(144)	(128)	(166)
Losses (incurred) utilized	148	(268)	158
Other	39	(17)	(30)

Future income tax expense (benefit) related to continuing operations	$91	$(87)	$47

21.	Commitments, Guarantees and Contingencies

LEASE COMMITMENTS

The Company leases offices and certain equipment. These are operating leases with rents charged to operations in the year to which they relate. Total future rental payments for the remainder of these leases are as follows:

	2004	2005	2006	2007	2008	thereafter

Future rental payments	$120	$107	$93	$80	$46	$164

CONTRACTUAL COMMITMENTS

In the normal course of business, various contractual commitments are outstanding which are not reflected in the consolidated financial statements. At December 31, 2003, there were outstanding contractual commitments as follows:

	Expires in	Expires in	Expires in
	30 days	31 to 366 days	2005 or later	Total

Contractual commitments	$151	$1,006	$543	$1,700

The majority of these commitments are to extend credit under commercial and residential mortgage loans and private placements.

LETTERS OF CREDIT

The Company issues commercial letters of credit in the normal course of business. At December 31, 2003, letters of credit in the amount of $514 have been issued.

REINSURANCE MATTERS

Certain of the arrangements in the Company’s run-off reinsurance operations are subject to litigation or arbitration. In particular, the Company has been engaged in arbitration proceedings in the United States and England with certain of the companies that have contracts to provide reinsurance to the Company. Those companies are disputing their obligation to provide retrocession cover to the Company under their respective contracts of reinsurance. In late 2003, the Company initiated arbitration proceedings against two such companies including its largest retrocessionaire. The Unicover dispute that was discussed in Note 26 of the 2002 annual report has been largely resolved, other than in respect of recovery from some of the Company’s retrocessionaires who are disputing coverage.

The liabilities of the Company under these arrangements are subject to measurement uncertainty, but they are not expected to have a material adverse effect on the consolidated financial position of the Company.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21.	Commitments, Guarantees and Contingencies (Cont’d)

INDEMNITIES

In the normal course of its business, the Company has entered into agreements that include indemnities in favour of third parties, such as purchase and sale agreements, confidentiality agreements, engagement letters with advisors and consultants, outsourcing agreements, leasing contracts, trademark licensing agreements, underwriting and agency agreements, information technology agreements, distribution agreements and service agreements. These indemnification agreements may require the Company to compensate the counterparties for losses incurred by the counterparties as a result of breaches in representation and regulations (including tax matters) or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The Company has also agreed to indemnify its directors and certain of its officers and employees in accordance with the Company’s by-laws. The indemnification provisions in these agreements may require the Company to compensate the counterparties to the agreements for damages, losses and costs they incur in connection with the agreements. These indemnification provisions will vary based upon the nature and terms of the agreements. In many cases, these indemnification provisions do not contain limits on the Company’s liability and the occurrence of contingent events that will trigger payment under these indemnities is difficult to predict. As a result, the Company cannot estimate its maximum potential liability under these indemnities. The Company believes that the likelihood of conditions arising that would trigger these indemnities is remote and, historically, the Company has not made any significant payment under such indemnification provisions.

In certain cases, the Company has recourse against third parties with respect to the aforesaid indemnities and the Company also maintains insurance policies that may provide coverage against certain of these claims.

LEGAL AND REGULATORY PROCEEDINGS

On February 5, 2004, MFS reached settlements with U.S. federal and state regulators related to administrative proceedings against MFS alleging false and misleading information in certain MFS fund prospectuses regarding market timing and related issues. Under the terms of the settlements, MFS neither admitted nor denied wrongdoing. As part of the settlement with the United States Securities and Exchange Commission (SEC), MFS agreed to pay US$225 to compensate certain fund shareholders, of which US$50 is a penalty and agreed with the New Hampshire Bureau of Securities Regulation to pay an administrative fine in the amount of US$1. The Company recorded a $211 after-tax charge to income in the fourth quarter of 2003 in connection with the matters discussed above. MFS further agreed with the Attorney General of the State of New York to reduce fees on the funds it advises by approximately US$25 annually over the next five years.

The Company and MFS, along with certain MFS funds and trustees who serve on the Board of Trustees of these MFS funds, have been named as defendants in purported class action lawsuits filed in the United States since December 2003 seeking damages of unspecified amounts. The lawsuits were purportedly filed on behalf of people who purchased, owned and/or redeemed shares of MFS funds during specified periods. The suits allege that certain defendants permitted market timing and late trading in the MFS funds which allegedly caused financial injury to the funds’ shareholders. All of these lawsuits seek an unspecified amount of damages. The defendants are reviewing the allegations and will respond appropriately. Additional lawsuits based upon similar allegations may be filed in the future. Although it is expected that the payments required under the terms of the settlement with the regulators will largely mitigate any damages payable under the class action lawsuits initiated in respect of these matters, the Company cannot predict the outcome of these actions with certainty and is accordingly unable to determine the total potential impact that they may have on the Company’s results of operations, financial position and cash flows.

In November 2003, the SEC and Morgan Stanley DW, Inc. (Morgan Stanley) settled an enforcement action against Morgan Stanley relating to the undisclosed receipt of fees from certain mutual fund companies in return for preferred marketing of their funds. MFS was one of the 14 fund companies reported to be on Morgan Stanley’s preferred list. As a result, MFS has been under investigation by the SEC relating to its directed brokerage and revenue-sharing arrangements with various distributors of its products, including Morgan Stanley. MFS is cooperating with the SEC’s investigation, which is ongoing. In addition, certain of the Company’s subsidiaries have received requests for information from the SEC and other regulators in connection with enquiries into directed brokerage and revenue-sharing arrangements and are responding to these requests. The outcome of these investigations is not yet determinable and may result in sanctions, compensation payments or other financial penalties.

Further details regarding MFS and related issues are provided in the Business Development, Financial Overview and MFS Investment Management sections of the 2003 Management’s Discussion and Analysis.

PROVISIONS IN THE UNITED KINGDOM

Sun Life Financial’s United Kingdom operations continue to be subject to regulatory overview in the United Kingdom, including reviews of past business sold, and the Company has regularly engaged in discussions with United Kingdom regulators with respect to these and other matters.

Sun Life Financial’s past business sold includes a variety of endowment products in the United Kingdom. Endowment policies are sometimes sold to provide customers with a method of repaying mortgage debt at the end of a mortgage term. There can be no assurance that United Kingdom regulators will not, in the future, require providers of endowment products to bear some or all of the additional costs required to ensure that such policies meet their target mortgage debts.

At December 31, 2003, the Company had provisions of $130 ($242 in 2002) for future compensation payments and related expenses relating to all reviews of past business sold.

22.	Pension Plans and Other Post-Retirement Benefits

The Company sponsors non-contributory defined benefit pension plans for eligible employees, primarily in Canada, the United States, the United Kingdom and the Philippines. The defined benefit pension plans offer benefits based on length of service and final average earnings and certain plans offer some indexation of benefits. The specific features of these plans vary in accordance with the employee group and countries in which employees are located. In addition, the Company maintains supplementary non-contributory pension arrangements for eligible employees, primarily for benefits which do not qualify for funding under the various registered pension plans.

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

22.	Pension Plans and Other Post-Retirement Benefits (Cont’d)

The Company has also established defined contribution pension plans for eligible qualifying employees. Generally, the Company contributions are a set percentage of employees’ annual income and matched against employee contributions. The total contribution made by the Company to such plans was $35 in 2003, $42 in 2002 and $38 in 2001.

In addition to the Company’s pension plans, in some countries the Company provides certain post-retirement medical, dental and life insurance benefits to eligible qualifying employees, and to their dependents upon meeting certain requirements. Eligible retirees may be required to pay a portion of the premiums for these benefits and, in general, deductible amounts and co-insurance percentages apply to benefit payments. A significant portion of the Company’s employees may become eligible for these benefits upon retirement. These post-retirement benefits are not pre-funded.

The following tables set forth the status of these plans.

	Pension		Post-Retirement

	2003	2002	2003	2002

Change in benefit obligation:
Benefit obligation, January 1	$1,981	$1,436	$269	$186
Change in January 1 balance due to:
acquisitions and disposals	(21)	436	(8)	102
change in measurement date(1)	(3)	—	—	—
Service cost	52	80	8	8
Interest cost	112	106	17	15
Actuarial losses (gains)	150	(63)	26	(21)
Benefits paid	(95)	(81)	(10)	(8)
Curtailments, settlements and plan amendments	2	10	—	(12)
Effect of changes in currency exchange rates	(125)	57	(11)	(1)

Benefit obligation, December 31	$2,053	$1,981	$291	$269

Change in plan assets:
Fair value of plan assets, January 1	$2,044	$1,710	$—	$—
Change in January 1 balance due to:
acquisitions and disposals	(20)	446	—	—
change in measurement date(1)	(18)	—	—	—
Net actual return on plan assets	253	(85)	—	—
Employer contributions	27	11	10	8
Benefits paid	(95)	(81)	(10)	(8)
Effect of changes in currency exchange rates	(114)	43	—	—

Fair value of plan assets, December 31	$2,077	$2,044	$—	$—

Net funded status, December 31	$24	$63	$(291)	$(269)
Unamortized net actuarial loss (gain)	371	357	39	20
Unamortized past service cost	13	14	(4)	(5)
Unamortized transition obligation (asset)	(152)	(184)	(12)	(13)
Contributions (transfers), October 1 to December 31	(1)	—	1	—

Prepaid (accrued) benefit asset (liability), December 31	$255	$250	$(267)	$(267)

Pension Plans with projected benefit obligations in excess of plan assets:
Projected benefit obligations	$1,408	$1,410

Plan assets	$1,173	$1,196

Weighted-average assumptions as at December 31:
Discount rate	6.0%	6.4%	6.2%	6.7%
Expected long-term rate of return on plan assets	7.2%	7.5%	—	—
Rate of compensation increase	3.9%	3.9%	—	—

	Pension(2)			Post-Retirement(2),(3)

	2003	2002	2001	2003	2002	2001

Components of net periodic benefit cost:
Service cost, curtailments and settlements	$54	$91	$42	$8	$1	$4
Interest cost	112	106	85	17	15	11
Expected return on plan assets	(154)	(152)	(134)	—	—	—
Amortization of actuarial losses (gains)	15	3	(2)	1	1	1
Amortization of transition obligation (asset)	(20)	(21)	(21)	(2)	(2)	(1)
Amortization of past service cost and other	3	—	(9)	—	—	—

Net periodic benefit cost (income)	$10	$27	$(39)	$24	$15	$15

(1)	The measurement date for most of the defined benefit plans in the United States changed to September 30 in 2003.
(2)	The assumed discount rates, the expected long-term rates of return on plan assets and the rates of increase in future compensation used in determining the actuarial present value of the projected benefit obligations vary according to the economic conditions of the countries in which the pension plans are situated.
(3)	The assumed medical cost trend rate used in measuring the accumulated post-retirement benefits obligation in Canada in 2003 was 7.5%, decreasing by 0.5% each year until 2006, after which it remains at 6%. In the United States in 2003, the assumed rate was 10%, decreasing evenly to 5.5% by 2009, and remaining at that level thereafter. The assumed dental cost trend rate is 5.5% in Canada and 5.2% in 2003, decreasing to 5.1% in 2004 and to 5% in 2005 and thereafter in the United States.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

22.	Pension Plans and Other Post-Retirement Benefits (Cont’d)

Health care cost calculations are based on trend rate assumptions which may differ from actual results. Changes in trend rate assumptions by 1% in either direction will change the health care cost as follows:

	1%

	Increase	Decrease

Effect on post-retirement benefit obligations	$43	$(37)
Effect on aggregated service and interest costs	$4	$(4)

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada (Cdn. GAAP), including the accounting requirements of the OSFI. These accounting principles differ in certain material respects from accounting principles generally accepted in the United States (U.S. GAAP). The differing basis of accounting changes the incidence of profit recognition over the life of an insurance contract. Regardless of the accounting basis chosen, the total profit of an insurance contract will not change. The financial statement impact and a description of the material differences follow.

A)	Reconciliation of selected Cdn. GAAP financial statement information to U.S. GAAP:

i)	Consolidated statements of operations:

	2003		2002		2001

	Cdn.	U.S.	Cdn.	U.S.	Cdn.	U.S.
	GAAP	GAAP	GAAP	GAAP*	GAAP	GAAP

REVENUE
Premiums	$13,543	$7,229	$14,875	$6,531	$9,437	$4,860
Net investment income	5,703	5,758	5,131	4,448	4,162	3,274
Net realized gains (losses)	—	373	—	(44)	—	379
Fee income	2,810	3,053	3,095	3,258	3,216	3,206

	22,056	16,413	23,101	14,193	16,815	11,719

POLICY BENEFITS AND EXPENSES
Payments to policyholders, beneficiaries and depositors	13,356	9,159	13,017	7,966	9,486	5,581
Increase in actuarial liabilities	1,624	1,109	3,822	1,377	1,697	1,000
Acquisition expense amortization	234	613	316	950	305	698
Other expenses	5,082	4,015	4,732	3,654	4,072	3,285

	20,296	14,896	21,887	13,947	15,560	10,564

OPERATING INCOME BEFORE INCOME TAXES AND NON-CONTROLLING INTERESTS	1,760	1,517	1,214	246	1,255	1,155
Income taxes expense (benefit)	387	307	98	(250)	306	291
Non-controlling interests in net income of subsidiaries	65	65	83	83	68	68

NET OPERATING INCOME FROM CONTINUING OPERATIONS	1,308	1,145	1,033	413	881	796
Discontinued operations:
Gain (loss) on sale of Clarica U.S.	—	—	(48)	(58)	—	—
Net operating income of Clarica U.S.	—	—	12	22	—	—

	—	—	(36)	(36)	—	—

TOTAL NET INCOME	1,308	1,145	997	377	881	796
Less:
Participating policyholders’ net income (loss)	(1)	—	(1)	—	(1)	—

SHAREHOLDERS’ NET INCOME	$1,309	$1,145	$998	$377	$882	$796

Basic earnings per share from continuing operations	$2.15	$1.88	$1.91	$0.76	$2.08	$1.88
Basic earnings per share	$2.15	$1.88	$1.84	$0.69	$2.08	$1.88
Diluted earnings per share from continuing operations	$2.15	$1.88	$1.90	$0.76	$2.07	$1.87
Diluted earnings per share	$2.15	$1.88	$1.83	$0.69	$2.07	$1.87

*	As restated.

ii)	Comprehensive income:

U.S. GAAP includes the concept of comprehensive income. Comprehensive income is a measure of changes in the equity of the Company during the year. It includes both net income and other comprehensive income. Other comprehensive income includes the movement in the foreign currency translation account, unrealized gains and losses on available for sale securities as well as the income tax impact arising there from, changes to deferred acquisition costs and other liabilities.

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

ii)	Comprehensive income (Cont’d.):

	2003	2002	2001

Other comprehensive income:
Foreign currency translation account movement for the year*	$(1,688)	$127	$331

Unrealized gains and losses movement for the year
Unrealized gains and (losses) on available for sale bonds	921	2,644	(66)
Unrealized gains and (losses) on available for sale stocks and segregated fund units	386	(364)	(202)
Less: reclassification adjustment for gains (losses) included in net income	(711)	(54)	115

	596	2,226	(153)
Changes to deferred acquisition costs and other liabilities	(328)	(709)	(22)
Other	(226)	57	(9)
Additional minimum pension liability	(22)	(50)	—
Income taxes	(83)	(493)	22

	(63)	1,031	(162)

Total other comprehensive income (loss)	(1,751)	1,158	169
Total net income based on U.S. GAAP	1,145	377	796

Shareholders’ comprehensive income (loss)	$(606)	$1,535	$965

*	Shown as part of consolidated statements of equity under Cdn. GAAP.

iii)	Consolidated balance sheets:

	2003		2002

	Cdn.	U.S.	Cdn.	U.S.
	GAAP	GAAP	GAAP*	GAAP*

ASSETS
Bonds	$66,090		$73,367
Bonds — available for sale (amortized cost: 2003 - $58,987; 2002 - $67,203)		$62,465		$70,952
Bonds — trading		4,341		4,518
Mortgages and corporate loans	13,601	16,656	15,799	17,809
Stocks	3,473		4,221
Stocks — available for sale (amortized cost: 2003 - $1,681; 2002 - $1,862)		1,884		1,693
Stocks — trading		1,218		1,411
Real estate, net of accumulated depreciation (amortized cost: 2003 - $329; 2002 - $362)	3,067	2,188	3,223	2,362
Policy loans	3,003	3,003	3,390	3,390
Cash and cash equivalents	3,178	3,178	4,156	4,156
Short-term securities(1)	1,794	1,794	2,996	2,996
Other invested assets	2,970	2,956	3,336	3,260

Total invested assets	97,176	99,683	110,488	112,547
Deferred acquisition costs	548	5,580	849	6,234
Future income taxes(2)	977	261	1,032	400
Goodwill	5,573	4,626	5,969	4,916
Other assets	4,935	9,600	5,114	9,592
Segregated funds assets(3)		54,488		53,152

Total consolidated assets	$109,209	$174,238	$123,452	$186,841

Segregated funds net assets(3)	$54,086		$52,755

LIABILITIES AND EQUITY
Actuarial liabilities	$75,124	$47,148	$87,165	$49,634
Contract holder deposits		37,784		46,666
Other policy liabilities	2,230	2,652	2,747	2,718
Amounts on deposit	3,120	3,110	3,262	3,242
Future income taxes(2)	515	1,100	346	1,261
Deferred net realized gains	3,124		3,456
Other liabilities	7,280	8,547	7,289	8,903

Total consolidated liabilities	91,393	100,341	104,265	112,424
Subordinated debt	2,504	2,535	2,922	2,962
Non-controlling interests in subsidiaries	1,336	1,336	1,356	1,356
Segregated funds liabilities(3)		54,077		52,753
Equity	13,976	15,949	14,909	17,346

Total consolidated liabilities and equity	$109,209	$174,238	$123,452	$186,841

Segregated funds contract liabilities(3)	$54,086		$52,755

(1)	U.S. GAAP terminology is short-term investments.
(2)	U.S. GAAP terminology is deferred income tax.
(3)	U.S. GAAP terminology is separate accounts.
*	As restated.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

iv)	Consolidated statements of equity:

	2003		2002

	Cdn.	U.S.	Cdn.	U.S.
	GAAP	GAAP	GAAP	GAAP

PARTICIPATING POLICYHOLDERS’ CAPITAL ACCOUNT:
Balance, January 1	$73	$—	$77	$—
Balance of participating policyholders’ account of Clarica at date of acquisition	—	—	(3)	—
Net income (loss) as a stock company for participating policyholders	(1)	—	(1)	—

Balance, December 31	72	—	73	—

SHAREHOLDERS’ EQUITY:
PAID IN CAPITAL
Balance, January 1	7,477	13,740	1,100	7,352
Common shares issued, net of issuance costs, as consideration for business acquisition(1)	63	63	6,281	6,281
Fair value of stock options granted as consideration for business acquisition(2)	—	—	48	48
New common shares issued for cash(1)	—	—	—	—
Stock options exercised(3)	21	21	27	27
Commissions and offering costs, net of taxes(1)	—	—	—	—
Common shares purchased for cancellation(1)	(222)	(403)	—	—
Stock option compensation(2)	26	27	21	23
Subsidiary equity transaction	—	38	—	9

Balance, December 31	7,365	13,486	7,477	13,740

RETAINED EARNINGS
Balance, January 1	6,621	1,488	5,917	1,408
Net income for the period attributed to shareholders	1,309	1,145	998	377
Balance of participating policyholders’ account of Clarica at date of acquisition	—	—	—	(3)
Dividends on common shares	(413)	(413)	(294)	(294)
Common shares purchased for cancellation	(305)	(124)	—	—

Balance, December 31	7,212	2,096	6,621	1,488

CURRENCY TRANSLATION ACCOUNT
Balance, January 1	738	855	631	728
Changes for the period	(1,411)	(1,688)	107	127

Balance, December 31	(673)	(833)	738	855

UNREALIZED GAINS AND LOSSES
Balance, January 1	—	1,263	—	232
Changes for the period	—	(63)	—	1,031

Balance, December 31	—	1,200	—	1,263

Total equity	$13,976	$15,949	$14,909	$17,346

(1)	Shown as share capital under Cdn. GAAP.
(2)	Shown as contributed surplus under Cdn. GAAP.
(3)	Shown as share capital and contributed surplus under Cdn. GAAP.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

v)	Effect of material differences between Cdn. GAAP and U.S. GAAP net income:

For the material differences between Cdn. GAAP and U.S. GAAP net income listed below, please refer to the following section for a description of the differences in accounting policies.

	2003	2002	2001

Total net income in accordance with Cdn. GAAP	$1,308	$997	$881

Adjustments related to:
Investments
Bonds	274	224	33
Stocks and segregated fund units	(14)	(691)	(553)
Derivative instruments	453	(22)	18
Real estate	(83)	(24)	(9)

Total investments	630	(513)	(511)

Deferred acquisition costs
Deferred acquisition costs — deferred	860	881	585
Deferred acquisition costs — amortization and interest	(440)	(634)	(393)

Total deferred acquisition costs	420	247	192

Actuarial liabilities & other policyholder revenues and expenses
Premium and fees revenue	(5,786)	(7,863)	(4,228)
Payments to policyholders, beneficiaries and depositors	4,197	5,051	3,905
Actuarial liabilities	515	2,445	697

Total actuarial liabilities & other policyholder revenues and expenses	(1,074)	(367)	374

Other	(219)	(305)	(155)
Income tax effect of above adjustments	80	348	15
Redemption premiums	—	(30)	—

Total net income in accordance with U.S. GAAP	$1,145	$377	$796

B)	The following describes the material accounting policy differences between Cdn. GAAP and U.S. GAAP applicable to the Company:

For a complete description of Cdn. GAAP accounting and actuarial policies, please refer to Notes 1 and 11, respectively.

	Cdn. GAAP	U.S. GAAP

Bonds	Bonds are carried at amortized cost. Realized gains and losses are deferred and amortized to income using the constant yield method over the remaining period to maturity.	Bonds are carried at market value. The bonds are classified as available for sale or trading. Unrealized gains and losses are included in other comprehensive income if classified as available for sale, and included in net income if classified as trading. Realized gains and losses are included in net income immediately. Certain bonds are included in mortgages and corporate loans, as they do not meet the definition of a security.

Stocks	Stocks are originally recorded at cost. The carrying value is adjusted towards the fair value at 5% of the difference between fair value and carrying value per quarter. Realized gains and losses are deferred and amortized into net investment income at the rate of 5% of the unamortized balance each quarter. The Company records a write-down for any other than temporary decline in the value of the entire stock portfolio.	Stocks are carried at market value. The stocks are classified as available for sale or trading. Unrealized gains and losses are included in other comprehensive income if classified as available for sale, and included in net income if classified as trading. Other than temporary declines in the value of stock results in a write-down charged to income.

Real estate	Real estate held for investment is originally recorded at cost. The carrying value is adjusted towards the fair value at 3% of the difference between fair value and carrying value per quarter. Realized gains and losses on sales are deferred and amortized into net investment income at the rate of 3% of the unamortized balance each quarter. The Company records a write-down for any other than temporary decline in the value of the entire real estate portfolio.	Real estate held for investment is carried at depreciated cost. Realized gains and losses on sales are reflected in income immediately. Other than temporary declines in value of specific properties results in a write-down charged to income.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

	Cdn. GAAP	U.S. GAAP

Derivatives	Most of the Company’s derivatives are accounted for as either fixed term portfolio investments or equity portfolio investments. Fixed-term portfolio investment accounting reports investments at amortized cost. Equity portfolio investments are carried at a value calculated using a moving average market method. Realized gains and losses on the derivatives are deferred and amortized into net investment income.	Derivative instruments are carried at their fair values. Changes in fair values of derivatives that are not hedges are recorded in income as they arise. For fair value hedges, the gain and loss on the derivative as well as the related gain and loss on the hedged item is recognized in income. For the cash flow hedges, the effective portion of the changes in the fair value of the derivatives is recorded in other comprehensive income and the ineffective portion is recognized in income.

	Certain derivative instruments are classified as hedges and either accounted for using hedge accounting or fair value accounting. Under hedge accounting, the accounting for the derivative follows the underlying asset or liability that is being hedged. Under fair value accounting, the derivative instrument is recorded at fair value on the balance sheet with increases or decreases recorded to net investment income.	If an option within an insurance contract has economic characteristics that are different from that of the insurance contract and the option meets the definition of a derivative instrument, the option is known as an embedded derivative. The embedded derivatives are separately accounted for as stand-alone derivatives and carried at fair values with the changes in fair value recorded in income.

Deferred acquisition costs	Deferred acquisition costs arising on mutual fund sales are amortized over the periods of the related sales charges, which range from three to seven years.

	Costs of acquiring new insurance and annuity business, primarily commissions, underwriting, issue expenses and agency expenses, are implicitly recognized in actuarial liabilities for most of the policies.	Acquisition costs are deferred and recorded as an asset. Amortization of such costs is dependent on the product to which the costs relate. For participating life insurance contracts, except for participating policies in the United Kingdom, amortization is based on a constant percentage of gross margin. For universal life and investment-type contracts, amortization is based on a constant percentage of gross profit. For other non-participating products, including term, group and disability insurance, as well as participating policies in the United Kingdom, amortization is based on a constant percentage of premium. In cases where amortization is based on gross profit or margin, and available for sale bonds or stocks are used to support the underlying contract liability or actuarial reserve, a portion of the unrealized gains and losses balance is removed from equity and netted against the deferred acquisition cost balance.

Actuarial liabilities and contract holder deposits	Actuarial liabilities are calculated in accordance with Canadian generally accepted actuarial practice. This method uses best estimate assumptions for future experience factors adjusted to provide modest margins for adverse deviation in each experience factor.	The actuarial liabilities for participating life policies, except those in the United Kingdom, are computed using a net level premium reserve method with interest and mortality assumptions based primarily upon those assumptions used for establishing the cash surrender values in the contract. For universal life-type and investment contracts, contract holder deposits represent account balances and U.S. GAAP liabilities primarily equal account value balances. The account values represent an accumulation of gross deposits received plus credited interest less withdrawals, expenses and mortality charges. Other non-participating products include term, group and disability insurance. For these products, as well as participating contracts in the United Kingdom, a net level premium method is used with assumptions locked in at time of issue, unless the business is in a loss recognition position, in which case a best estimate gross premium valuation is used.

Deferred net realized gains	Realized gains and losses on sales of invested assets are deferred and amortized.	Realized gains and losses are recognized in income immediately.

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

	Cdn. GAAP	U.S. GAAP

Premium revenue, fee income, maturities and surrenders, and interest on claims and deposits	Premiums for universal life and other investment-type contracts are recorded as revenue, and a liability for future policy benefits is established as a charge to income. Interest accrued on contracts is shown as an increase in actuarial liabilities. Payments to contract holders upon maturity are reflected as an expense with an offsetting reduction to the increase in actuarial liabilities.	Amounts received for universal life and investment-type contracts are not included in the income statement but are reported as deposits to contract holder account balances. Revenues from these contracts are limited to amounts assessed against policyholders’ account balances for mortality, policy administration and surrender charges, and are included in fee income when earned. Interest accrued on contracts is included in interest on claims and deposits. Payments upon maturity or surrender are reflected as reductions to the contract holder deposits on the balance sheet. Other payments in excess of the account value, such as death claims, are reflected as an expense.

Minimum pension liability	There is no requirement to record the additional minimum pension liability.	For a defined benefit pension plan, an additional minimum pension liability is required to be recognized if an unfunded Accumulated Benefit Obligation (ABO) exists and a prepaid asset or an accrued benefit liability is recorded for an amount less than the unfunded ABO. That is, the additional minimum liability is calculated by reference to the excess of the ABO, which is a smaller obligation than the Projected Benefit Obligation (PBO) since it does not recognize projected future compensation increases, over the fair value of plan assets. If an additional minimum liability is required to be recognized for a defined benefit pension plan, an intangible asset is recorded up to the amount of any unamortized past service cost, or unamortized transitional obligation and any remaining excess is recorded as part of other comprehensive income. The additional minimum liability is recorded as an accrued pension liability.

Redemption of subordinated debts	Redemption premiums are recorded once an obligation to redeem the principal amount of capital debentures is incurred.	Redemption premiums are recorded when the principal amount of the capital debentures are redeemed.

Future income tax asset and liability(1)	Future income tax liabilities and assets are recognized based on the differences between the accounting values of assets and liabilities and their related tax bases using income tax rates of enacted or substantially enacted tax law.	Future income tax liabilities and assets are recorded based on income tax rates of currently enacted tax law. Differences in the provisions for income taxes arise from differing accounting policies for assets and liabilities and differences in the recognition of tax rate changes are disclosed in part C (vi) of this Note.

Segregated funds(2)	Assets and liabilities of segregated funds are shown separately from general assets and liabilities of the Company. The Company’s investment in segregated funds is included in other invested assets.	Assets and liabilities are called separate accounts and are required to be included within the financial statements of the Company. Any excess of the separate account assets over separate account liabilities primarily represents the Company’s investment in segregated funds.

(1)	U.S. GAAP terminology is deferred income tax.
(2)	U.S. GAAP terminology is separate accounts.

C)	Additional information required to be reported under U.S. GAAP:

i)	Realized gains (losses) from sales and redemptions included in the net realized gains for available for sale securities:

	2003	2002	2001

Bonds:
Gross realized gains	$618	$475	$225
Gross realized losses	$(266)	$(530)	$(17)
Stocks:
Gross realized gains	$27	$268	$226
Gross realized losses	$(91)	$(416)	$(181)

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

ii)	Change in net unrealized gains and (losses) included in net investment income for securities classified as trading:

	2003	2002	2001

Bonds	$54	$82	$(7)
Stocks	$113	$(525)	$(359)

iii)	Real estate: The depreciation expense included in the U.S. GAAP other expenses is as follows:

	2003	2002	2001

Depreciation expense	$37	$61	$39

iv) Derivatives: The Company adopted Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) on January 1, 2001. The cumulative effect of adopting SFAS 133 did not have a material impact on the Company’s consolidated results of operations, financial position or cash flows. At the initial adoption of SFAS 133, the Company recorded total cumulative gains of $8 in income to recognize the fair value of all derivatives that were fair value hedges prior to the adoption of the standard. The Company also recorded cumulative losses of $9 in income to recognize the difference between the carrying and fair values of the related hedged assets and liabilities. Additionally, the Company recorded a cumulative loss of $2, net of taxes, in accumulated other comprehensive income (OCI) to recognize the fair value of the derivatives that were cash flow hedges prior to the adoption of SFAS 133.

When the Company enters into a derivative contract, management decides if the derivative is designated as a hedge of the identified exposure under SFAS 133. With the exception noted below, hedge accounting is not pursued under SFAS 133 for most derivative instruments and the derivative is recorded at fair value with changes in its fair value reported in income. As at December 31, 2003, the Company designated certain interest rate swaps as cash flow hedges of the interest rate risk related to a floating-rate loan. For the period ended December 31, 2003, the change in the fair value of the cash flow hedges was $3 after taxes ($4 in 2002) and there was no ineffectiveness from the hedges. The Company does not expect to reclassify any amounts from OCI to income during the next twelve months ($4 in 2002).

A few embedded derivatives were identified in the investments and insurance products.

v) Stock-based compensation: The intrinsic value method of accounting was used to account for stock options that were granted in 2001 under Cdn. and U.S. GAAP. In 2002, the Company changed its accounting policy for stock options granted to employees from the intrinsic value method to the fair value method effective January 1, 2002 on a prospective basis. Had the fair value method been used for the options granted in 2001, the net income for the year ended December 31, 2003 would have been reduced by $6 ($15 in 2002, $17 in 2001), and both basic and diluted earnings per share reduced by $0.01 ($0.03 in 2002, $0.04 in 2001) per share.

vi) Future income tax asset and liability(1): Differences between Cdn. GAAP and U.S. GAAP that arise from differing accounting policies for assets and liabilities and differences in the recognition of tax rate changes are as follows:

	2003

	Future income tax asset(1)		Future income tax liability(1)

	Cdn.	U.S.	Cdn.	U.S.
	GAAP	GAAP	GAAP	GAAP

Investments	$182	$(205)	$613	$1,860
Actuarial liabilities	54	773	(78)	(1,954)
Deferred acquisition costs	324	(524)	(9)	675
Losses available for carry forward	506	40	(117)	(601)
Other	214	177	106	753

Future tax asset/liability before valuation allowance	1,280	261	515	733
Valuation allowance	(303)	—	—	367

Total	$977	$261	$515	$1,100

	2002

	Future income tax asset(1)		Future income tax liability(1)

	Cdn.	U.S.	Cdn.	U.S.
	GAAP	GAAP	GAAP*	GAAP*

Investments	$229	$(280)	$629	$1,514
Actuarial liabilities	(68)	939	(196)	(1,738)
Deferred acquisition costs	300	(332)	24	908
Losses available for carry forward	702	13	(165)	(833)
Other	153	74	54	1,095

Future tax asset/liability before valuation allowance	1,316	414	346	946
Valuation allowance	(284)	(14)	—	315

Total	$1,032	$400	$346	$1,261

(1)	U.S. GAAP terminology is deferred income tax.
*	As restated.

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

vii) Acquisitions of Clarica, Keyport and IFMG: The Company acquired all of the outstanding common shares of Clarica that were not beneficially owned by the Company effective May 29, 2002 and acquired 100% of the outstanding common shares of Keyport and IFMG effective October 31, 2001 as described in Note 3. The following amounts of the assets, liabilities and goodwill at the dates of acquisition under Cdn. and U.S. GAAP are different due to the different accounting policies used for the two standards.

	Clarica		Keyport/IFMG

	Cdn. GAAP*	U.S. GAAP*	Cdn. GAAP	U.S. GAAP

Invested assets acquired	$31,637	$31,641	$22,479	$24,168
Other assets acquired(1)	2,672	5,374	1,436	1,104
Segregated funds assets acquired	—	11,204	—	3,944

	34,309	48,219	23,915	29,216

Actuarial liabilities and other policy liabilities acquired	24,835	16,849	22,656	—
Amounts on deposit acquired	1,277	1,235	—	—
Contract holder deposits acquired	—	10,235	—	21,518
Other liabilities acquired	5,059	5,353	493	2,223
Segregated funds liabilities acquired	—	11,193	—	3,902

	31,171	44,865	23,149	27,643

Net balance sheet assets acquired	$3,138	$3,354	$766	$1,573

Considerations given:
Common shares issued or exchanged	$6,284	$6,284	$—	$—
Carrying value of investments in acquiree’s shares	540	540	—	—
Fair value of outstanding Clarica stock options	48	48	—	—
Transaction and other related costs	57	57	—	—
Cash cost of acquisition	—	—	2,744	2,744

	$6,929	$6,929	$2,744	$2,744

Goodwill on acquisition	$3,791	$3,575	$1,978	$1,171

(1)	Other assets acquired included value of business acquired of $2,368 under U.S. GAAP.
*	As restated.

In 2002, adjustments were made to the purchase price allocations of Keyport and IFMG. This resulted in an increase in other assets, contract holder deposits and other liabilities of $75, $21 and $14, respectively, and a decrease in other invested assets and goodwill of $20 and $20, respectively, under U.S. GAAP.

In the second quarter of 2003, the Company reviewed the fair value calculations for certain non-marketable securities and the reserves for the run-off reinsurance related to the acquisition of Clarica. For the non-marketable securities, it was identified that the fair value was overstated. For the run-off reinsurance reserves, a provision for adverse deviations had been omitted. As at December 31, 2002, the combined impact of these error corrections was to restate actuarial and other policy liabilities and goodwill upwards by $50 and $70, respectively. Bonds and other liabilities were restated downwards by $56 and $36, respectively.

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

viii)	Earnings per share:

	2003		2002		2001

	Cdn.	U.S.	Cdn.	U.S.	Cdn.		U.S.
	GAAP	GAAP	GAAP	GAAP*	GAAP		GAAP

Basic earnings per share
Shareholders’ net income from continuing operations	$1,309	$1,145	$1,034	$413	$882		$796
Income (loss) from discontinued operations, net of income taxes	—	—	(36)	(36)	—		—

Shareholders’ net income	$1,309	$1,145	$998	$377	$882		$796

Shareholders’ net income excluding goodwill amortization	$1,309	$1,145	$998	$377	$901	(1)	$815	(1)

Weighted average number of shares outstanding (in millions)	608	608	543	543	424		424

Basic earnings per share from continuing operations	$2.15	$1.88	$1.91	$0.76	$2.08		$1.88
Basic earnings (loss) per share from discontinued operations	—	—	(0.07)	(0.07)	—		—

Basic earnings per share	$2.15	$1.88	$1.84	$0.69	$2.08		$1.88

Basic earnings per share excluding goodwill amortization	$2.15	$1.88	$1.84	$0.69	$2.13		$1.92

Diluted earnings per share
Shareholders’ net income from continuing operations	$1,309	$1,145	$1,034	$413	$882		$796
Less: Effect of stock options of subsidiaries	—	—	3	3	5		5

Shareholders’ net income from continuing operations on a diluted basis	$1,309	$1,145	$1,031	$410	$877		$791
Income (loss) from discontinued operations, net of income taxes	—	—	(36)	(36)	—		—

Shareholders’ net income on a diluted basis	$1,309	$1,145	$995	$374	$877		$791

Shareholders’ net income excluding goodwill amortization on a diluted basis	$1,309	$1,145	$995	$374	$896	(1)	$810	(1)

Weighted average number of shares outstanding on a diluted basis (in millions)	608	608	543	543	424		424

Diluted earnings per share from continuing operations	$2.15	$1.88	$1.90	$0.76	$2.07		$1.87
Diluted earnings (loss) per share from discontinued operations	—	—	(0.07)	(0.07)	—		—

Diluted earnings per share	$2.15	$1.88	$1.83	$0.69	$2.07		$1.87

Diluted earnings per share excluding goodwill amortization	$2.15	$1.88	$1.83	$0.69	$2.11		$1.91

(1)	Goodwill amortization of $19 for 2001, respectively was added back to shareholders’ net income for the calculation of basic and diluted earnings per share excluding goodwill amortization.
*	As restated.

ix) Statements of cash flows: Under Cdn. GAAP, deposits, maturities and withdrawals related to investment-type contracts and universal life contracts are included in operating activities. Under U.S. GAAP, deposits, maturities and withdrawals are reflected as financing activities; these cash flow items are as follows:

	2003	2002	2001

Deposits and withdrawals reclassified to financing activities:
Deposits to policyholders’ accounts	$6,102	$13,327	$4,276

Withdrawals from policyholders’ accounts	$6,363	$6,680	$4,724

x) Pension plans and other post-retirement benefits: In December 2003, the FASB issued a revision to Statement of Financial Accounting Standards No. 132, Employers’ Disclosures about Pensions and Other Post retirement Benefits (SFAS 132(R)). The revised statement requires disclosure of certain information about defined benefit pension and other post-retirement benefit plans that are not currently required under Canadian GAAP. Under the transitional provisions of SFAS 132(R), these additional U.S. GAAP disclosure requirements only apply to domestic plans for 2003.

The additional U.S. GAAP disclosures for the Company’s Canadian domestic plans are summarized below.

1)	Composition of fair value of plan assets and Accumulated Benefit Obligation, December 31:

	2003	2002

Equities	56.3%	52.4%
Debt / fixed income	40.0%	42.6%
Real Estate	1.9%	2.5%
Other	1.8%	2.5%

Total composition of fair value of plan assets	100%	100%

Accumulated Benefit Obligation	$1,000	$875

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

2)	Target allocation of plan assets, December 31:

	2003	2002

Equities	54.3%	54.2%
Debt / fixed income	45.6%	45.6%
Other	0.1%	0.2%

Total	100%	100%

The investments of the Canadian pension plans are primarily held in segregated funds of the Company and are managed within the provisions of the plans’ Statements of Investment Policies and Procedures. Diversification of the investments is used to minimize credit, market, and foreign currency risks. Due to the long-term nature of the pension obligations and related cash flows, asset mix decisions include the considerations of differences in the interest rate sensitivity of the plans’ assets. The long-term investment objectives of the plans are to exceed the real rate of investment return assumed in the actuarial valuation of plan liabilities. Over shorter periods, the objective of the plans is to exceed the average market returns of a well-diversified portfolio. Portfolio liquidity is managed with consideration to the cash flow requirements of the liabilities.

The allowable investment types of the plans include guaranteed funds, annuities, as well as pooled and non-pooled variable accumulation funds of the Company in addition to any other investment vehicle approved by the Plan Sponsor which is eligible under pension regulations. The policy statement for each fund or manager mandate either prohibits, or permits, within specified constraints, the use of derivative instruments such as options and futures. The use of derivative instruments is limited to unleveraged substitution strategies. The assets of the plans shall not be invested in securities of a related party or lent to any related party unless such securities are publicly traded and selected by the Company or its agents acting independently on behalf of all that manager’s discretionary accounts or pooled funds having mandates similar to that of the domestic pension plans.

3)	Expected contributions for the next 12 months:

Pension	$15
Post-Retirement	7

Total	$22

4)	Weighted average assumptions for the Company’s domestic and foreign plans:

	Pensions		Post-Retirement

	To measure benefit	To measure the net	To measure benefit	To measure the net
	obligation as of	benefit costs or	obligation as of	benefit costs or
	the plans	income for the	the plans	income for the
	measurement date(1)	period	measurement date(1)	period

Discount rate	6.0%	6.4%	6.2%	6.7%
Expected long-term rate of return on plan assets(2)	7.2%	7.5%	—	—
Rate of Compensation increase	3.9%	3.9%	—	—

(1)	The measurement date for most of the plans is December 31.
(2)	Based on Management’s best estimate of the weighted-average returns for the target allocation at plan assets. The assumption for the expected long-term rate of return on plan assets is based on a review of the historical asset return performance of the plan assets, the historical returns of the market indices on which the plan assets’ performance is based, and management’s best estimate of the weighted-average long-term expected rate of returns for the target allocation of plan assets.

xi) Emerging Issues Task Force (EITF) 03-01 — The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments: In November 2003, the FASB’s EITF reached a consensus requiring disclosures, for debt and marketable equity securities classified as available-for-sale or held-to-maturity under FASB statements 115 and 124 that are impaired at the balance sheet date, but for which an other-than-temporary impairment has not been recognized.

The following table shows the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003.

	Less than 12 months		12 months or more		Total

Description of securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Debt securities	$6,050	$(140)	$1,139	$(114)	$7,189	$(254)

Common stock	138	(8)	38	(6)	176	(14)

Total temporarily impaired securities	$6,188	$(148)	$1,177	$(120)	$7,365	$(268)

Sun Life Financial Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

23.	Summary of Material Differences Between Accounting Principles Generally Accepted in Canada and in the United States (Cont’d)

Available for sale debt securities have generally been identified as temporarily impaired if their amortized cost as at December 31, 2003 was greater than their fair value, resulting in an unrealized loss. Unrealized gains and losses in respect of investments designated as trading have been included in net income and have been excluded from the above table.

Unrealized losses are largely due to interest rate fluctuations and/or depressed fair values in sectors which have experienced unusually strong negative market reactions. In connection with the Company’s asset liability management practices, and based on a review of these investment holdings, it is believed that the contractual terms of these debt securities will be met.

A total of 685 debt security positions (63 common stock positions) were in a unrealized loss position at December 31, 2003 of which 528 (46 common stock positions) were in a continuous loss position for less than 12 months and 157 positions for more than 12 months (17 common stock positions).

xii) U.S. generally accepted accounting standard not yet adopted by the Company:

Variable Interest Entities: On January 17, 2003, the FASB issued Financial Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, for those entities defined as VIEs and more commonly referred to as special purpose entities, in which equity investors do not have the characteristics of a “controlling financial interest” or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires that all entities be designated as either voting interest entities or variable interest entities. VIEs are subject to consolidation by the Primary Beneficiary which is defined as the party who has exposure to the majority of a VIE’s expected losses and/or expected residual returns as defined in FIN 46. On December 24, 2003, the FASB issued a revision to Interpretation No. 46 (FIN 46R) to clarify some of the provisions of FIN 46, and to exempt certain entities from its requirements. FIN 46R will be effective for the Company’s annual statements commencing January 1, 2004.

The following is a summary of the estimated impact of FIN 46R for the major categories of VIEs that the Company is involved with. The Company continues to assess the impact of FIN 46R on its VIEs as further guidance is provided by the FASB.

Sun Life ExchangEable Capital Securities:
As described in Note 15, the Trust has issued SLEECS of $1,150 to third party investors. The Company has issued a debenture of $1,200 to the Trust and holds an investment of $2 in Special Trust Securities in the Trust. The Company currently consolidates the Trust, however, under FIN 46R, the Company would not consolidate the Trust as it would be a VIE and the Company would not likely be its Primary Beneficiary. As a result, the Company would deconsolidate $1,150 of non-controlling interest in subsidiaries and record the $1,200 debenture payable in other liabilities and increase equity by $7 and other assets by $57 on the consolidated balance sheets.

Other Variable Interest Entities:
The Company is involved with certain trust structures that invest in corporate bonds and total return swaps. On evaluation of these trusts structures, the Company was identified as the Primary Beneficiary and would therefore be required to consolidate these trusts once FIN 46R becomes effective. As a result, the Company would consolidate additional general fund assets of $71, general fund liabilities of $81, and record an after-tax loss of $10. The Company is also involved with other entities and/or structures such as investment vehicles, securitized financial assets and private equity investments that could be regarded as VIEs, and therefore subject to an assessment for consolidation under the provisions of FIN 46R. The Company continues to assess these structures in light of the new guidance but does not expect there to be material impact on the consolidated financial statements.

Statement of Position 03-1 — Accounting and Reporting by Insurance Enterprises for certain Nontraditional Long-duration Contracts and for Separate Accounts: In July 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued SOP 03-1, “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts” (SOP 03-1). The SOP provides guidance on accounting and reporting by insurance enterprises for certain non-traditional long-duration contracts and for separate accounts. Specific guidance is provided on separate account presentation, interest in separate accounts, gains and losses on the transfer between general and separate accounts, liability valuation, returns based on contractually referenced pools of assets or index, accounting for contracts that contain death or other insurance benefit features, accounting for reinsurance and other similar contracts, accounting for annuitization benefits, and sales inducements to contract holders.

The SOP will be effective for the Company’s annual statements commencing January 1, 2004. The impact of adopting SOP 03-1 on the consolidated financial statements is not yet estimable.

FASB Derivative Implementation Group SFAS No. 133 Implementation Issue No. 36 — “Embedded Derivatives: Bifurcation of a Debt Instrument that Incorporates Both Interest Rate Risk and Credit Rate Risk Exposures that are Unrelated or Only Partially Related to the Creditworthiness of the Issuer of that Instrument” (DIG B36): In April 2003, the FASB’s Derivative Implementation Group (DIG) released DIG B36, which addresses whether SFAS 133 requires bifurcation of a debt instrument into a debt host contract and an embedded derivative if the debt instrument incorporates both interest rate risk and credit risk exposures that are unrelated or only partially related to the creditworthiness of the issuer of that instrument. Under DIG B36, embedded derivatives contained in certain reinsurance agreements, such as modified coinsurance and coinsurance with funds withheld reinsurance agreements, as well as other types of receivables and payables where interest is determined with reference to a pool of fixed maturity assets, or a total return debt index, are required to be bifurcated from the host contract. DIG B36 will be effective for the Company’s annual financial statements commencing January 1, 2004.

The Company has identified that certain of its reinsurance agreements contain embedded derivatives that will require bifurcation. The impact of bifurcating the embedded derivatives on the consolidated financial statements is not yet estimable.

www.sunlife.com Annual Report 2003

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

24.	Comparative Figures

Certain comparative figures have been restated to conform with the presentation adopted in 2003.

Sun Life Financial Inc.

APPOINTED ACTUARY’S REPORT/AUDITORS’ REPORT

Appointed Actuary’s Report

THE SHAREHOLDERS AND DIRECTORS
OF SUN LIFE FINANCIAL INC.

I have valued the policy liabilities of Sun Life Financial Inc. for its consolidated balance sheets at December 31, 2003 and 2002 and their change in the consolidated statements of operations for the years then ended in accordance with accepted actuarial practice, including selection of appropriate assumptions and methods.

In my opinion, the amount of policy liabilities makes appropriate provision for all policyholder obligations and the consolidated financial statements fairly present the results of the valuation.

Robert W. Wilson
Fellow, Canadian Institute of Actuaries

Toronto, Canada
February 12, 2004

Auditors’ Report

THE SHAREHOLDERS
OF SUN LIFE FINANCIAL INC.

We have audited the consolidated balance sheets of Sun Life Financial Inc. and the separate consolidated statements of segregated funds net assets as at December 31, 2003 and 2002, and the consolidated statements of operations, equity, cash flows and changes in segregated funds net assets for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company and its segregated funds as at December 31, 2003 and 2002 and the results of the Company’s operations, its cash flows and the changes in its segregated funds net assets for each of the years in the three-year period ended December 31, 2003 in accordance with Canadian generally accepted accounting principles.

Deloitte & Touche LLP
Chartered Accountants

Toronto, Canada
February 12, 2004

www.sunlife.com Annual Report 2003